SHARE PURCHASE AGREEMENT

among

RAG COAL INTERNATIONAL AG

BTU INTERNATIONAL B.V.

and

PEABODY ENERGY CORPORATION

dated as of

June 10, 2004

ARTICLE I DEFINITIONS

1.1 1.2	Certain Defined Terms Other Interpretive Provisions

ARTICLE II PURCHASE AND SALE

2.1 2.2 2.3 2.4 2.5 2.6 2.7 2.8 2.9	Purchase and Sale of the Owned Shares
Consideration; Estimated Purchase Price Adjustment
The Closing
Deliveries at the Closing
Closing Payment Adjustments
Notices of Contributions and Distributions
Distributions Subsequent to the Closing Date
Non-assignability
Form of Payments

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER

3.1 3.2 3.3 3.4 3.5 3.6 3.7 3.8 3.9 3.10 3.11 3.12 3.13 3.14 3.15 3.16 3.17 3.18 3.19 3.20 3.21 3.22 3.23 3.24 3.25	Organization
Authorization; Enforceability
Capital Stock
Ownership of Owned Shares
No Subsidiaries of the Company
Audited Financial Statements; Other Reports
Absence of Undisclosed Liabilities; Contributions; Distributions
No Conflicts or Approvals
Governmental Authorization; Third Party Approvals
Compliance with Law; Mining Authorities; Performance Bonds
Proceedings
Absence of Certain Changes
Tax Matters
Employee Benefits
Labor and Employee Relations
Contracts
Environmental Matters
Intercompany Accounts
No Brokers’ or Other Fees
Entire Business
Solvency
Illegal Acts
Exchange/Investment Laws
Forecasts
No Other Representations or Warranties

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PEABODY AND BUYER

4.1 4.2 4.3 4.4 4.5 4.6 4.7	Organization Authorization; Enforceability No Conflicts or Approvals Governmental Authorization No Brokers’ or Other Fees Financial Ability to Perform No Other Representations or Warranties

ARTICLE V COVENANTS AND AGREEMENTS

5.1 5.2 5.3 5.4 5.5 5.6 5.7 5.8 5.9 5.10 5.11 5.12 5.13	Conduct of Business Prior to the Closing
Access to Books and Records; Cooperation
Tax Matters
Further Actions
Further Assurances
Delivery of Reports
Competing Transaction; Return of Confidential Information
Intercompany Accounts; Affiliate Agreements
Peabody Diligence Investigation
Confidentiality
Cooperation in Financing
Assignment of Customer Contracts
US GAAP Audited Financial Statements

ARTICLE VI CONDITIONS TO SELLER’s OBLIGATIONS

6.1 6.2 6.3 6.4 6.5 6.6 6.7	Representations and Warranties Performance Officer’s Certificates Governmental Approvals Third Party Approvals Injunctions Closing Deliveries

ARTICLE VII CONDITIONS TO PEABODY’S AND BUYER’s OBLIGATIONS

7.1 7.2 7.3 7.4 7.5 7.6 7.7 7.8 7.9 7.10 7.11 7.12	Representations and Warranties
Performance
Officer’s Certificate
Governmental Approvals
Third Party Approvals
Injunctions
Intercompany Accounts; Affiliate Agreements
Absence of Company Material Adverse Effect
Absence of Certain Events in Venezuela
Equity Ownership
US GAAP Audited Financial Statements
Closing Deliveries

ARTICLE VIII TERMINATION

8.1 8.2	Termination Procedure and Effect of Termination

ARTICLE IX INDEMNIFICATION

9.1 9.2	Indemnification Treatment of Indemnification Payments

ARTICLE X MISCELLANEOUS 10.1 10.2 10.3 10.4 10.5 10.6 10.7 10.8 10.9 10.10 10.11 10.12 10.13 10.14
Fees and Expenses
Governing Law
Amendment
Assignment
Waiver
Notices
Complete Agreement
Counterparts
Publicity
Headings
Severability
Third Parties
Consent to Jurisdiction; Waiver of Jury Trial
Specific Performance

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT, dated as of June 10, 2004, among RAG Coal International AG, a company incorporated under the laws of Germany (“Seller”), BTU International B.V., a company with limited liability incorporated under the laws of The Netherlands (“Buyer”) and Peabody Energy Corporation, a company incorporated under the laws of the U.S. State of Delaware (“Peabody”).

WHEREAS, Seller owns (i) 285,186,555 shares of Class B Stock, Bs. 1.00 per share (the “Owned Class B Shares”), of Carbones del Guasare, S.A., a Venezuela company (the “Company”), and (ii) 15,000,000 shares of Class P Stock, Bs. 1.00 per share (the “Owned Class P Shares” and, together with the Owned Class B Shares, the “Owned Shares”) of the Company; and

WHEREAS, Seller desires to sell, and Buyer desires to purchase, the Owned Shares, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“2003 Balance Sheet” shall have the meaning set forth in Section 3.6(a).

“Actual Knowledge of Seller” shall mean matters actually known, without additional investigation, by any of the Persons listed on Schedule 1.1(A).

“Affiliate” shall mean, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided, however, that the Company shall not be deemed an Affiliate of either Seller (prior to the Closing) or Buyer or Peabody (after the Closing).

“Affiliate Agreement” shall have the meaning set forth in Section 3.16(c).

“Agency Agreement” shall have the meaning set forth in Section 3.16(c).

“Agreement” shall mean this Share Purchase Agreement (including the Schedules), as amended, modified or supplemented from time to time.

“Anglo” shall have the meaning set forth in Section 8.1(f).

“Assigned Customer Contract” shall have the meaning set forth in Section 5.12(a).

“Audited Financial Statements” shall have the meaning set forth in Section 3.6(a).

“Benefit Period” shall have the meaning set forth in Section 9.1(c).

“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of New York.

“Buyer” shall have the meaning set forth in the first sentence of this Agreement.

“Buyer Indemnitees” shall have the meaning set forth in Section 9.1(a).

“Buyer Representatives” shall have the meaning set forth in Section 5.10(b).

“Capital Expenditure Budget” shall have the meaning set forth in Section 5.1(a).

“Carbozulia” shall have the meaning set forth in Section 8.1(f).

“Class A Shares” shall have the meaning set forth in Section 3.3.

“Class B Shares” shall have the meaning set forth in Section 3.3.

“Class C Shares” shall have the meaning set forth in Section 3.3.

“Class P Shares” shall have the meaning set forth in Section 3.3.

“Closing” shall have the meaning set forth in Section 2.3.

“Closing Date” shall have the meaning set forth in Section 2.3.

“Closing Payment” shall have the meaning set forth in Section 2.2(a).

“Coaltrade” shall have the meaning set forth in Section 5.12(a).

“Company” shall have the meaning set forth in the recitals to this Agreement.

“Company Coal Supply Agreement” shall have the meaning set forth in Section 5.8(a).

“Company Employees” shall mean any current or former employee, director or consultant of the Company.

“Company Material Adverse Effect” shall mean any change, occurrence or development that has a material adverse effect on the business, assets, Liabilities, results of operations or financial condition of the Company, but shall exclude any effect (i) resulting from changes in general economic conditions (including, without limitation, changes in commodity prices, interest rates and/or currency exchange rates) or applicable law and accounting standards that do not disproportionately affect the Company or (ii) resulting from changes affecting companies in the Venezuela coal mining industry generally that do not disproportionately affect the Company.

“Company Negative Actions” shall have the meaning set forth in Section 5.1(b).

“Company Plan” shall mean each stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and each other employee benefit plan, agreement, program, policy or other arrangement (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not, under which (i) Company Employees have any present or future right to benefits and which are contributed to, sponsored by or maintained by Seller or the Company or (ii) the Company has had or has any present or future liability.

“Company Positive Actions” shall have the meaning set forth in Section 5.1(a).

“Company Securities” shall have the meaning set forth in Section 3.3.

“Company Surety Bonds” shall have the meaning set forth in Section 3.10(d).

“Competing Transaction” shall have the meaning set forth in Section 5.7(a).

“Confidential Information” shall have the meaning set forth in Section 5.10(a).

“Consent” shall mean any consent, approval, authorization, consultation, waiver, permit, grant, agreement, license, certificate, exemption, order, registration, declaration, filing or notice of, with or to any Person, in each case required to permit the consummation of any of the transactions contemplated hereby.

“Constituent Documents” shall have the meaning set forth in Section 3.1(b).

“Contributions” shall mean all payments and deemed payments made in respect of obligations as the owner of the Owned Shares to the Company in accordance with the Company’s Constituent Documents.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Corpozulia Transfer” Shall have the meaning set forth in Section 8.1(f).

“Customer Contract” shall have the meaning set forth in Section 3.16(c).

“Customer Payment” shall have the meaning set forth in Section 5.12(d).

“Cut-Off Date” shall have the meaning set forth in Section 2.2(b).

“Distributions” shall mean all payments, deemed payments, dividends and other distributions paid or made with respect to or in connection with the ownership of, and any proceeds from the sale, assignment, transfer, conversion, exchange, redemption, exercise, repayment, waiver, release, compromise, settlement or satisfaction of, the Owned Shares to Seller; provided, however that sales commissions paid by the Company to Affiliates of the Seller in the ordinary course of business of the Company shall not constitute “Distributions” as so defined. The value of all “in-kind” payments, dividends or other distributions received by Seller from or on behalf of the Company for purposes of this definition shall be the value assigned thereto as of the date of distribution by the Company. For purposes of this definition, the amount of Distributions shall be determined prior to the deduction of any withholding or other Tax with respect thereto.

“Encumbrance” shall mean any security interest, pledge, mortgage, lien, charge, option to purchase or lease or otherwise acquire any interest, conditional sales agreement, claim, restriction, covenant, easement, right of way, title defect, retention of title, adverse claim of ownership or use, interest created under any bill of sale, trust or power or other encumbrance of any kind.

“Environmental Claim” shall mean any notice or Proceeding by any Person alleging Liability or potential Liability (including Liability or potential Liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, fines or penalties) relating to any Environmental Losses or in respect of any Environmental Laws.

“Environmental Law” shall mean any applicable Law relating to remediation, restoration or protection of the environment or natural resources or other environmental matters, including such Laws relating to storage, treatment, management, generation, transportation, land use, development, pollution, waste disposal, toxic materials, conservation of natural resources and resource allocation (including any Law relating to development or exploitation of any natural resource) or use or disposal of Hazardous Materials, including applicable Governmental Approvals pursuant to Environmental Laws.

“Environmental Losses” shall mean Losses arising from a Release of Hazardous Materials or noncompliance with or Liability under any Environmental Law or Permits required pursuant to any Environmental Law.

“Exchange/Investment Law” shall mean any Law that is designed or intended to prohibit, restrict or regulate (a) foreign investment in Venezuela or (b) currency exchange in Venezuela.

“Freight/Insurance Agreement” shall have them meaning set forth in Section 3.16(c)(iii).

“Governmental Approval” shall mean any Consent of, with or to any Governmental Authority.

“Governmental Authority” shall mean any Venezuelan or other federal, state, provincial or local government or other political subdivision thereof, any entity, authority, tribunal, agency or body exercising executive, legislative, judicial, regulatory, fiscal or administrative functions of any such government or political subdivision, and any supranational organization of sovereign states exercising such functions for such sovereign states.

“Governmental Order” shall mean, with respect to any Person, any judgment, order, writ, injunction, decree, stipulation, agreement, determination or award entered or issued by or with any Governmental Authority and binding on such Person.

“Hazardous Materials” shall mean any material or substance defined as a “hazardous substance,” “toxic substance,” “hazardous waste,” “solid waste,” “pollutant” or “contaminant” or any other term of similar import under any Environmental Law or any other materials which are regulated or give rise to liability under Environmental Laws, including petroleum (including crude oil or any fraction thereof), asbestos and asbestos-containing materials, acidic mine drainage, radiation and radioactive materials, lead-containing paints, molds and other harmful biologic agents, and polychlorinated biphenyls.

“IAS” shall mean the International Accounting Standards as published by the International Accounting Standards Board, London, United Kingdom, as in effect from time to time.

“IFRS” shall mean the International Financial Reporting Standards as published by the International Accounting Standards Board, London, United Kingdom, as in effect from time to time.

“Indemnified Party” shall have the meaning set forth in Section 9.1(d).

“Indemnifying Party” shall have the meaning set forth in Section 9.1(d).

“Indemnity Termination Date” shall have the meaning set forth in Section 9.1(c).

“Intercompany Account” shall mean each intercompany balance between Seller or any of its Affiliates, on one hand, and the Company, on the other hand.

“Issued Shares” shall have the meaning set forth in Section 3.3.

“Knowledge of Seller” shall mean matters actually known after reasonable investigation by any of the Persons listed on Schedule 1.1(B), taking into account, among other things,: (a) Seller is a minority shareholder of the Company; (b) none of the Persons listed on Schedule 1.1(B) are employed by the Company, (c) Seller’s voting and information rights under the Constituent Documents and other rights, benefits and obligations under the Constituent Documents, (d) Seller’s appointment of one of four directors of the Company and two of eight alternate directors of the Company, the voting and information rights of such directors under the Constituent Documents and the related responsibilities and duties of such directors, (e) Seller’s and Seller’s Affiliates’ commercial and other contractual relationships with the Company and (f) the existence of the matters described in the foregoing clauses (a) through (e) since July 31, 1995.

“Law” shall mean any applicable Governmental Order or any applicable provision of any constitution, law (including principles of the common law), legally binding directive, treaty, statute, rule, regulation or order of any Governmental Authority.

“Liabilities” shall mean any and all liabilities and obligations of every kind and description whatsoever, whether such liabilities or obligations are known or unknown, disclosed or undisclosed, matured or unmatured, accrued, absolute, contingent or otherwise.

“Losses” shall mean any and all claims, Liabilities, losses, damages, fines, penalties and costs (in each case including reasonable out-of-pocket expenses (including reasonable attorneys’, accountants’, technical consultants’, engineers’ and experts’ fees and expenses)).

“Material Contracts” shall have the meaning set forth in Section 3.16(b).

“Material Permits” shall mean all Permits that are material to the Company.

“Measurement Date” shall mean December 22, 2003.

“Mining Authorization” means the mining leases, licenses, permits and other mining authorities held by the Company or pursuant to which any operations of the Company are conducted.

“Net Back Price” shall have the meaning set forth in Section 5.12(b)(i).

“ordinary course of business” shall mean, the usual, regular and ordinary course of a business consistent with the past practice thereof.

“organizational document” shall mean, as to any Person, its constitution, certificate or articles of incorporation, its regulations or by-laws or any equivalent documents under the law of such Person’s jurisdiction of incorporation or organization.

“Owned Class B Shares” shall have the meaning set forth in the recitals to this Agreement.

“Owned Class P Shares” shall have the meaning set forth in the recitals to this Agreement.

“Owned Shares” shall have the meaning set forth in the recitals to this Agreement.

“Peabody” shall have the meaning set forth in the first sentence of this Agreement.

“Permits” shall mean any Consent, approval, authorization, permit, license, certificate or exemption which the Law requires the Company to hold in order to develop and operate its assets and conduct its business.

“Permitted Encumbrance” shall mean, (i) liens for Taxes, assessments and other charges of Governmental Authorities not yet due and payable or being contested in good faith by appropriate proceedings during which collection or enforcement against the property is stayed, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like liens arising or incurred in the ordinary course of business or by operation of law if the underlying obligations are not delinquent, (iii) any conditions that may be shown by a current, accurate survey, (iv) easements, encroachments, restrictions, rights of way and any other non-monetary title defects, and (v) zoning, building and other similar restrictions; provided none of the foregoing described shall individually or in the aggregate impair the continued use and operation or materially impair the value of the property to which they relate in the ordinary course of business of the applicable Company.

“Person” shall mean any individual, partnership, firm, corporation, association, trust, unincorporated organization, joint venture, limited liability company, Governmental Authority or other entity.

“Pre-Closing Adjustment” shall have the meaning set forth in Section 2.2(b).

“Pre-Closing Adjustment Statement” shall have the meaning set forth in Section 2.2(b).

“Proceeding” shall mean any action, claim, demand, suit, proceeding, arbitration, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, by or before any Governmental Authority.

“Purchase Price” shall have the meaning set forth in Section 2.5.

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of Hazardous Materials into any occupied structure or upon the environment, including, surface water, ground water, a drinking water supply, land surface or subsurface strata or ambient air (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Material).

“Scheduled Contracts” shall have the meaning set forth in Section 3.16(a).

“Seller” shall have the meaning set forth in the first sentence of this Agreement.

“Seller Confidential Information” shall have the meaning set forth in Section 5.10(b).

“Seller Indemnitees” shall have the meaning set forth in Section 9.1(b).

“Seller Representatives” shall have the meaning set forth in Section 5.10(a).

“subsidiaries” shall mean any and all corporations, partnerships, limited liability companies and other entities with respect to which a company, directly or indirectly, owns securities having the power to elect a majority of the board of directors or similar body governing the affairs of such entity.

“Tax” or “Taxes” shall mean any taxes of any kind, including but not limited to:

(a) those measured on, measured by or referred to as, income, alternative or add-on minimum, gross receipts, escheat, business assets, capital, capital gains, sales, use, ad valorem, franchise, profits, banking withdrawals, license, privilege, transfer, withholding, payroll, employment, social, excise, severance, stamp, occupation, premium, value added, goods and services, property, environmental or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever; and

(b) any contractual obligation to indemnify another Person for Taxes;

together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority.

“Tax Benefit” shall have the meaning set forth in Section 9.1(c).

“Tax Return” shall mean any return, report, declaration, form, election letter, statement or other information or document required to be or prepared by a Person, filed with any Governmental Authority with respect to Taxes, including, but not limited to, any schedule or attachment thereto or amendment thereof.

“Third Parties” shall have the meaning set forth in Section 5.7(a).

“Third-Party Claim” shall have the meaning set forth in Section 9.1(d).

“Transfer Taxes” shall have the meaning set forth in Section 5.3(b).

“Treaty” shall have the meaning set forth in Section 5.3(c).

“Unassigned Customer Contract” shall have the meaning set forth in Section 5.12(c).

“Unassigned Customer Contract Peabody Obligation Amount” shall have the meaning set forth in Section 5.12(c).

“US GAAP Audited Financial Statements” shall have the meaning set forth in Section 5.13.

“Withholding Certificate” shall have the meaning set forth in Section 5.3(c).

1.2 Other Interpretive Provisions. (a) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole (including any Schedules hereto) and not to any particular provision of this Agreement, and all Article, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Except as otherwise expressly provided herein, all references to “dollars” or “US$” shall be deemed references to the lawful money of the United States of America, and all references to “Bs.” shall be deemed references to the lawful money of Venezuela.

(b) The disclosure of any matter on a Schedule shall not be deemed to be an admission or representation as to the materiality of the matter so disclosed. Any matter disclosed on a Schedule pursuant to any Section of this Agreement shall be deemed to have been disclosed for purposes of another Section or Sections of this Agreement if the relevance or applicability of such disclosure to the subject matter of such other Section or Sections is clear and apparent on the face of such disclosure.

ARTICLE II

PURCHASE AND SALE

2.1 Purchase and Sale of the Owned Shares. On the Closing Date and subject to the terms and conditions set forth in this Agreement, Seller will sell, convey, assign and transfer to Buyer, and Buyer will purchase and acquire, all of such Seller’s right, title and interest in and to the Owned Shares, free and clear of all Encumbrances.

2.2 Consideration; Estimated Purchase Price Adjustment. (a) On the Closing Date and subject to the terms and conditions set forth in this Agreement, in reliance on the representations, warranties, covenants and agreements of the parties contained herein and in consideration of the sale, assignment and transfer of the Owned Shares, Buyer will (and Peabody will cause Buyer to) on the Closing Date pay to Seller Thirty-Seven Million Five Hundred Thousand U.S. Dollars (US$37,500,000), as adjusted in accordance with Section 2.2(b) hereof (the “Closing Payment”).

(b) Not later than three (3) business days prior to the Closing Date (the “Cut-Off Date”), Seller shall deliver to Buyer a statement (the “Pre-Closing Adjustment Statement”) setting forth all Contributions paid and Distributions received after the Measurement Date (the “Pre-Closing Adjustment”). At the Closing, the Closing Payment (i) shall be increased by an amount in US dollars equal to the aggregate of all Contributions paid by Seller after the Measurement Date and prior to the Cut-Off Date and (ii) shall be decreased by an amount in US dollars equal to the aggregate of all Distributions received by Seller after the Measurement Date and prior to the Cut-Off Date. The Closing Payment shall thereafter be subject to further adjustment as provided in Section 2.5.

2.3 The Closing. Unless this Agreement shall have been terminated pursuant to ARTICLE VIII, subject to the satisfaction or waiver of the conditions set forth in ARTICLES VI and VII, the closing (the “Closing”) of the transactions contemplated by this Agreement shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, not later than on the fifth (5th) Business Day following the satisfaction or waiver of the conditions set forth in Article VI and Article VII (the “Closing Date”), or at such other place and time as may be agreed upon by Seller, Peabody and Buyer. Except as may otherwise be agreed to by the parties, the Closing shall be deemed effective for all purposes under this Agreement as of 11:59 p.m., Eastern Standard Time, on the Closing Date.

2.4 Deliveries at the Closing. (a) At or prior to the Closing, Seller shall deliver or cause to be delivered, to Buyer:

(i) stock certificates evidencing the Owned Shares, duly endorsed with the text specified in Schedule 2.4(a)(i), or accompanied by stock powers duly executed in blank and with any required stock transfer tax stamps affixed;

(ii) a receipt from Seller for the Closing Payment;

(iii) copies of the resolutions of the boards of directors of Seller and, where required, the shareholders of Seller, authorizing and approving this Agreement and the transactions contemplated hereby, certified by a senior officer of Seller reasonably acceptable to Buyer, as applicable, to be true and complete and in full force and effect and unmodified as of the Closing Date;

(iv) the Withholding Certificate;

(v) the certificate required by Section 7.3; and

(vi) copies of the corresponding pages of the Company’s Stockholders’ Records Book, showing that endorsement of the Owned Shares has been executed by Seller, transferring title of the Owned Shares to Buyer as contemplated in Section 2.4(c) below.

(b) At or prior to the Closing, Buyer shall (and Peabody shall cause Buyer to) deliver or cause to be delivered to Seller the following:

(i) the Closing Payment by wire transfer of immediately available funds;

(ii) a receipt from Buyer for the Owned Shares;

(iii) copies of the resolutions of the board of directors of Peabody and Buyer authorizing and approving this Agreement and all other transactions and agreements contemplated hereby, certified by the corporate secretary of Peabody and Buyer, as applicable, to be true and complete and in full force and effect and unmodified as of the Closing Date; and

(iv) the certificate required by Section 6.3.

(c) At the Closing, duly authorized representatives of Seller and Buyer shall execute the endorsement of the Owned Shares on the Company’s Stockholders’ Records Book located at the principal offices of the Company at Maracaibo, Venezuela.

2.5 Closing Payment Adjustments. (a) Within three (3) Business Days following the Closing Date, Seller shall deliver to Buyer a notice setting forth the calculation of the “Purchase Price”, which shall be Thirty-Seven Million Five Hundred Thousand U.S. Dollars (US$37,500,000), (i) increased by the aggregate amount in US dollars of all Contributions paid by Seller after the Measurement Date and prior to the Closing Date and (ii) decreased by the aggregate amount in US dollars of all Distributions received by Seller after the Measurement Date and prior to the Closing Date. Any disagreement as to the calculation of such Contributions paid and Distributions received after the Measurement Date shall be subject to verification by the Company.

(b) Within three (3) Business Days following delivery by Seller of the notice setting forth the calculation of the Purchase Price for the Closing required by Section 2.5(a), in the event (i) the Purchase Price is greater than the Closing Payment, Buyer shall pay to Seller an amount equal to such difference or (ii) the Closing Payment is greater than the Purchase Price, Seller shall pay to Buyer an amount equal to such difference.

(c) Seller shall, in establishing the Purchase Price, use its reasonable best efforts to obtain confirmation from the Company of the amounts of Distributions received and the Contributions paid. Notwithstanding the foregoing, the calculation of the Purchase Price shall be subject to adjustment following delivery by Seller of the notice setting forth the calculation of the Purchase Price, based upon information received after delivery of the notice, including, without limitation, confirmation from the Company of the amount of all Contributions paid and Distributions received.

2.6 Notices of Contributions and Distributions. From the date hereof until the earlier of (i) the Closing Date or (ii) the termination of this Agreement in accordance with its terms, within three (3) Business Days after receipt by Seller of any Distributions or any notice of an entitlement to receive any Distributions or three (3) Business Days prior to the payment of any Contribution, Seller shall notify Buyer of the receipt of such Distributions, such notice or such payment, as the case may be, and the amount, nature and time of receipt or anticipated receipt or time of payment, as the case may be, of the Distributions received or to be received by it or the Contribution to be paid by it, as the case may be.

2.7 Distributions Subsequent to the Closing Date. From and after the Closing Date, (i) Seller shall cause all Distributions received by it to be paid or delivered to Buyer, as soon as reasonably practicable after receipt thereof, to the address specified for notices to Buyer in Section 10.6 (free of any withholding, set-off or deduction of any kind) in the same form received, with the endorsement of Seller when necessary, and Seller hereby agrees to accept the same as agent for Buyer and to pay or deliver the same forthwith to Buyer, and (ii) Seller shall have no legal or beneficial interest in such Distributions. Until the Distributions are delivered to Buyer pursuant to this Section 2.7, Seller shall hold the same in trust for Buyer’s account.

2.8 Non-assignability. If the sale, assignment or transfer of the Owned Shares, or a request for permission to sell, assign or transfer any of the Owned Shares, pursuant to the Constituent Documents, would require the Consent of any Person not a party to this Agreement, then this Agreement shall not constitute a contract to assign such Owned Shares, until such time as such Consent has been received to the extent that an attempted assignment without such Consent would (i) constitute a breach of the Constituent Documents, (ii) create rights in others not desired by Buyer in respect of the Owned Shares or (iii) create rights in third parties against Buyer in respect of the Owned Shares.

2.9 Form of Payments. All payments hereunder shall be made by delivery to the recipient by depositing, by bank wire transfer, the required amount in U.S. dollars (in immediately available funds) to an account of the recipient, which account shall be designated by the recipient in writing at least three (3) Business Days prior to the date of the required payment. For purposes of calculating the adjustments to the Purchase Price and Closing Payment in accordance with this Article II, the amount of any Distributions paid or Contributions received by Seller in Venezuelan Bolivars shall be converted to U.S. Dollars using the exchange rate reported by Bloomberg, L.P. as of the close of business in New York, New York on the day such payment was paid or received.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Peabody and Buyer as follows:

3.1 Organization. (a) Seller and, to the Knowledge of Seller, the Company, is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation, formation or organization. Seller and, to the Knowledge of Seller, the Company, has the requisite corporate power and authority to own, lease and operate its assets and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in the jurisdictions in which the ownership of its property or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed (i) would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement or (ii) would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

(b) Schedule 3.1(b) sets forth a true and complete list of all of the organizational documents and other agreements, documents and other materials that govern the rights and obligations of Seller as a shareholder of the Company (the “Constituent Documents”). Other than the Constituent Documents and this Agreement, Seller is not a party to any contract, agreement or commitment with respect to the Owned Shares. Each Constituent Document is in full force and effect, and is a valid and binding agreement of Seller and, to the Knowledge of Seller, each of the other parties thereto, enforceable by or against Seller and, to the Knowledge of Seller, each of such other parties thereto in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a Proceeding in equity or at law). No condition exists or event has occurred that (whether with or without notice or lapse of time or both) would constitute a default, an event of default (however described), breach, or breach of covenant or undertaking in any material respect by (x) Seller under any Constituent Document or (y) to the Knowledge of Seller, any other party to any Constituent Document. Seller has heretofore provided to Buyer a complete and correct copy of the Constituent Documents, including all amendments, modifications, waivers and Consents applicable thereto.

3.2 Authorization; Enforceability. Seller has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Seller, and the performance of its obligations hereunder, has been duly authorized by all necessary corporate action on the part of Seller, and, upon such authorization, except as set forth on Schedule 3.8(a), no other corporate or shareholder proceedings or actions are necessary to authorize and consummate this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller, and, assuming due authorization, execution and delivery by Peabody and Buyer, constitutes a valid and binding agreement of Seller and is enforceable against Seller in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

3.3 Capital Stock. The entire authorized capital stock of the Company consists of (i) 576,822,452 shares of Class A Stock, Bs. 1.00 per share (the “Class A Shares”), all of which are issued and outstanding; (ii) 570,373,110 shares of Class B Stock, Bs. 1.00 per share (the “Class B Shares”), all of which are issued and outstanding; (iii) 15,292,597 shares of Class C Stock, Bs. 1.00 per share (the “Class C Shares”), all of which are held in treasury by the Company; and (iv) 30,000,000 shares of Class P Stock, Bs. 1.00 per share (the “Class P Shares” and, together with the Class A Shares, Class B Shares and Class C Shares, the “Issued Shares”), all of which are issued and outstanding. To the Knowledge of Seller, all of such Issued Shares were duly authorized and have been validly issued, are fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights. Except for the Issued Shares and except as set forth in Schedule 3.3, there are no outstanding (i) shares of capital stock (preferred or otherwise) or voting securities of the Company, (ii) securities of the Company convertible into or exercisable or exchangeable for shares of capital stock (preferred or otherwise) or voting securities of the Company, (iii) options or other rights or agreements to acquire from the Company, or other obligations of the Company to issue, transfer or sell any shares of capital stock, voting securities or securities convertible into or exercisable or exchangeable for shares of capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as “Company Securities”). There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities owned by Seller or, to the Knowledge of Seller, Company Securities owned by any other Person. Other than as may be set forth in the Constituent Documents, there are no voting trusts, proxies or other agreements or understandings with respect to or concerning any Company Securities owned by Seller or, to the Knowledge of Seller, Company Securities owned by any other Person.

3.4 Ownership of Owned Shares. Seller is the record, legal and beneficial owner of, and has good and valid title to, all of the issued and outstanding Owned Shares and, as of the Closing, will be the record, legal and beneficial owner of all of the issued and outstanding Owned Shares, in each case, free and clear of any Encumbrances (or any agreement, obligation or commitment to give or create such Encumbrance), and will transfer and deliver to Buyer at the Closing good and valid title to such Owned Shares, free and clear of any Encumbrances or third party interests or rights.

3.5 No Subsidiaries of the Company. To the Knowledge of Seller, the Company does not own, directly or indirectly, any voting, equity or other ownership interest in any corporation, partnership or other Person or entity.

3.6 Audited Financial Statements; Other Reports. (a) Schedule 3.6(a) sets forth the audited balance sheet of the Company as at December 31, 2002 and 2003 (the audited balance sheet of the Company as at December 31, 2003, the “2003 Balance Sheet”) and the related audited statements of income, shareholders’ equity and cash flows for the twelve-months ended December 31, 2001, 2002 and 2003 (together, the “Audited Financial Statements”). To the Knowledge of Seller, each of the balance sheets and statements of income, shareholders’ equity and cash flows included in the Audited Financial Statements (i) has been prepared in accordance with IFRS or IAS (as stated therein), applied on a consistent basis during the periods involved (except for deviations from IFRS or IAS, as applicable, noted in the Audited Financial Statements and auditor’s cover letters thereto), and (ii) fairly presents the financial position of the Company as of the dates thereof and its results of operations and cash flows for the periods then ended.

(b) Seller has heretofore delivered to Buyer copies of any correspondence, notices, reports documents or written communications regarding the Owned Shares, the Company or any meetings of or resolutions proposed to the Board of Directors of the Company (including, without limitation, budgets, business plans, financial statements and other financial reports, inventory reports, production reports and sales reports) received after the Measurement Date by Seller (or any Person acting on Seller’s behalf) or the director or alternate directors of the Company appointed by Seller. None of the financial statements and other financial reports prepared pursuant to the Accounting Principles of the Company, dated March 5, 2001, and delivered to Buyer under this Section 3.6(b), to the Knowledge of Seller, contains any untrue statement of a material fact or omits to state a material fact necessary to make statements therein, in the light of the circumstances under which they are made, not misleading.

3.7 Absence of Undisclosed Liabilities; Contributions; Distributions. (a) To the Knowledge of Seller, the Company does not have any Liabilities, other than Liabilities (i) reflected or reserved against in the Audited Financial Statements or not required by IAS to be so reflected, reserved or disclosed, (ii) incurred in the ordinary course of business since the date of the Audited Financial Statements (and, if incurred prior to the date hereof, would not have been in breach of Section 5.1 of this Agreement if this Agreement was in full force and effect at such time) or (iii) disclosed on Schedule 3.7(a).

(b) Schedule 3.7(b)(i) sets forth the (A) date and value of all Contributions since the Measurement Date and (B) date and value of all Distributions since the Measurement Date. Except as set forth on Schedule 3.7(b)(ii), as of the date hereof, Seller has not agreed to make any, and Seller is not subject to any obligations to make any, contributions, payments or deemed payments in respect of the Owned Shares to the Company. Except as set forth on Schedule 3.7(b)(iii), as of the date hereof, Seller has not received any notice of any entitlement to receive payments, deemed payments, dividends or other distributions paid or made with respect to or in connection with the ownership of, or any proceeds from the sale, assignment, transfer, conversion, exchange, redemption, exercise, repayment, waiver, release, compromise, settlement or satisfaction of, the Owned Shares.

3.8 No Conflicts or Approvals. (a) Except as set forth on Schedule 3.8(a), the execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby does not and will not (i) violate, conflict with or result in a breach by Seller of its organizational documents or the Constituent Documents, (ii) violate, conflict with or result in a breach of, or constitute a default by Seller (or create an event which, with notice or lapse of time or both, would constitute a default) under, or require any Consent or other action by any Person under, or give rise to any penalty right of termination, cancellation or acceleration or loss of a material benefit under, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument to which Seller or any of its properties or assets may be bound, (iii) violate or result in a breach of any Governmental Order or Law applicable to Seller or any of its properties or assets or (iv) result in the creation of any Encumbrance, other than Permitted Encumbrances, upon any of the properties or assets of Seller, except, with respect to the foregoing clauses (ii), (iii) and (iv) above, as would not materially adversely affect the ability of Seller to consummate the transactions contemplated by this Agreement.

(b) Except as set forth on Schedule 3.8(b), to the Knowledge of Seller, the execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby does not and will not (i) violate, conflict with or result in a breach by the Company of its organizational documents, (ii) violate, conflict with or result in a breach of, or constitute a default by the Company (or create an event which, with notice or lapse of time or both, would constitute a default) under, or require any Consent or other action by any Person under, or give rise to any penalty right of termination, cancellation or acceleration or loss of a material benefit under, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument to which the Company or any of its properties or assets may be bound, (iii) violate or result in a breach of any Governmental Order or Law applicable to the Company or any of its properties or assets or (iv) result in the creation of any Encumbrance, other than Permitted Encumbrances, upon any of the properties or assets of the Company, except, with respect to the foregoing clauses (ii), (iii) and (iv) above, as would not be material to the Company and would not materially adversely affect the ability of Seller to consummate the transactions contemplated by this Agreement.

3.9 Governmental Authorization; Third Party Approvals. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby, require no action by or in respect of, or any Consent from, any Governmental Authority or other Person, except with any applicable requirements of the actions and filings listed on Schedule 3.9 and any such action or filing as to which the failure to make or obtain would not be material to the Company or materially adversely affect the ability of Seller to consummate the transactions contemplated by this Agreement.

3.10 Compliance with Law; Mining Authorities; Performance Bonds. (a) To the Knowledge of Seller, except as set forth on Schedule 3.10(a), the Company has conducted its business in compliance with all Laws and all Material Permits, except where noncompliance would not interfere in any material respect with the ability of the Company to continue to operate its assets and conduct its business as currently conducted and would not materially adversely affect the ability of Seller to consummate the transactions contemplated by this Agreement.

(b) To the Knowledge of Seller, the Company possesses all Permits necessary to own, lease, develop and operate its assets and conduct its business in all material respects as currently conducted. To the Knowledge of Seller, the Company has not received any communication alleging or threatening that any such Permit may be modified, suspended or revoked and there are no circumstances or conditions providing valid grounds for the same, except where any such modification, suspension or revocation would not interfere in any material respect with the ability of the Company to continue to operate its assets and conduct its business as currently conducted and would not materially adversely affect the ability of Seller to consummate the transactions contemplated by this Agreement.

(c) To the Knowledge of Seller, there are no material mining leases, licenses, permits or other mining authorities held by the Company or pursuant to which any operations of the Company are conducted other than the Mining Authorizations listed on Schedule 3.10(c). To the Knowledge of Seller, the Company holds the legal or beneficial title to the interest in all such Mining Authorizations. To the Knowledge of Seller, the Company has complied in all material respects with the terms and conditions of such Mining Authorizations. To the Knowledge of Seller, there are no matters that adversely affect the title of the Company to such Mining Authorization, nor, which adversely affect the use of such Mining Authorizations for the purposes of the business of the Company and in accordance with their terms, which are material to the business of the Company.

(d) To the Knowledge of Seller, the Company has no obligation to post any deposits, letters of credit, trust funds, bid bonds, performance bonds, reclamation bonds and surety bonds (and all such similar undertakings) in connection with its operations (the “Company Surety Bonds”). Except as disclosed on Schedule 3.10(d), to the Knowledge of Seller, the operation of the Company’s coal mining and processing operations and the state of reclamation are in compliance in all material respects with all applicable mining, reclamation and other applicable Laws.

(e) To the Knowledge of Seller, the Company has complied in all material respects with all applicable human health Laws, employee health Laws, and workplace safety and health Laws.

3.11 Proceedings. Except as set forth on Schedule 3.11, to the Knowledge of Seller, there are no Proceedings pending or threatened, involving Seller, the Company or any of their respective properties or any of their respective directors or officers in their capacities as such that (i) involves or, if adversely determined, would reasonably be expected to involve an award of damages in the excess of US$250,000 against the Company or seeks to materially restrict the operation of the Company in any material respect, (ii) in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or (iii) are in respect of any Mining Authorizations. To the Knowledge of Seller, there is no judgment, decree, injunction or order of a Governmental Authority outstanding against the Company or in respect of the Mining Authorizations. To the Knowledge of Seller, the Company has not received any written or other notification that any such investigation or inquiry is being conducted by any Governmental Authority in respect of the business or affairs of the Company and, to the Knowledge of Seller, there is no basis for any such investigation or inquiry that if determined adversely to the Company would be material to the Company.

3.12 Absence of Certain Changes. Except as disclosed in Schedule 3.12, to the Knowledge of Seller, since December 31, 2003: (i) there has not been any condition, change or event which has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (ii) the business of the Company has been conducted only in the ordinary course of business; and (iii) there has not been any action taken by the Company that would have been prohibited under Section 5.1 if such action had been taken by the Company after the date hereof.

3.13 Tax Matters. Except as set forth in Schedule 3.13:

(a) To the Knowledge of Seller, all Tax Returns required to be filed by or on behalf of the Company prior to the Closing Date (separately or as part of a consolidated, combined or unitary group) have been or shall be timely filed (subject to permitted extensions applicable to such filing), all such Tax Returns were correct and complete and all Taxes due (whether or not shown as due) on such Tax Returns have been or shall be paid within the prescribed period or any extension thereof, other than Taxes that are being contested in good faith for which adequate accruals or reserves have been established on the 2003 Balance Sheet or established on such other financial statements delivered to Buyer prepared pursuant to the Constituent Documents and covering a period after December 31, 2003 and prior to the Closing. To the Knowledge of Seller, no claim has ever been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. To the Knowledge of Seller, with respect to any period for which Tax Returns have not yet been filed, or for which Taxes are not yet due and owing for any period prior to and through the Closing Date, the Company has made or will make adequate reserves or accruals for such Taxes on the financial statements prepared pursuant to the Constituent Documents for such period. To the Knowledge of Seller, Buyer has been provided with correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company for Tax years beginning on or after January 1, 1999.

(b) There are no Encumbrances relating to Taxes encumbering any of the Owned Shares, or, to the Knowledge of Seller, any of the Issued Shares, or, to the Knowledge of Seller, any assets or properties of the Company, except Encumbrances for current Taxes not yet due and payable or Taxes being contested in good faith for which adequate reserves have been established.

(c) To the Knowledge of Seller, there has not been any audit of any Tax Return filed by the Company. To the Knowledge of Seller, there are no (i) examinations, audits, Proceedings or disputes pending or threatened, (ii) claims for Taxes asserted or threatened to be asserted and there are no grounds for any such assessment, or (iii) unresolved claims in competent authority pursuant to any income tax, business assets tax, trade tax or social insurance tax treaty, against the Company that, in each case, would reasonably be expected to result in Taxes of the Company for any taxable period ending on or before the Closing Date.

(d) To the Knowledge of Seller, all Taxes that the Company is or was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Authority.

3.14 Employee Benefits. (a) To the Knowledge of Seller, (i) each Company Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of applicable Law; (ii) no event has occurred and no condition exists that would subject the Company, either directly or by reason of their affiliation with any other entity, to any tax, fine, lien, penalty or other liability imposed by applicable Law; and (iii) there is no present intention that any Company Plan be materially amended, suspended or terminated, or otherwise modified to adversely change benefits (or the levels thereof) under any Company Plan at any time within the twelve months immediately following the date hereof.

(b) To the Knowledge of Seller, with respect to any Company Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of Seller, threatened, (ii) no facts or circumstances exist that could give rise to any such actions, suits or claims, and (iii) no administrative investigation, audit or other administrative proceeding by any governmental agency is pending, in progress or threatened. To the Knowledge of Seller, except as set forth on Schedule 3.14(b), (i) no actions, suits or claims related to work accidents are pending or, to the Knowledge of Seller, threatened and (ii) no facts or circumstances exist that could give rise to any such actions, suits or claims, which, in the case of clause (i) or (ii) could give rise to Liability to the Company equal to or greater than US$1,000,000.

(c) To the Knowledge of Seller, no Company Plan exists that, as a result of the execution of this Agreement or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), could result in (i) the payment to any Company Employee of any money or other property, (ii) the provision of any benefits or other rights of any Company Employee or (iii) the increase, acceleration or provision of any payments, benefits or other rights to any Company Employee.

(d) To the Knowledge of Seller, except as set forth in Schedule 3.14(d), the Company has complied in all material respects with the Venezuelan Organic Labor Law (“Ley Orgánica del Trabajo”), the Venezuelan Organic Law for Prevention, Conditions and Work Environment (“Ley Orgánica de Previsión, Condición y Medio Ambiente del Trabajo”) and any other all employment related Laws and obligations, including: (i) salary payments to all Company Employees, vacations, vacations bonus, severance payments, payments of profits (“Utilidades”) and all other social and economic benefits set forth in the Company Employees collective bargaining agreements or their individual employment agreements; and (ii) required contributions to Social Security (“Seguro Social”), requirements of the National Institute of Educational Cooperation (“INCE”), unemployment tax (“Paro Forzoso”) and the Law for Housing Policy (“Ley de Política Habitacional”) and any obligation related to health and industrial security at the work place.

3.15 Labor and Employee Relations. To the Knowledge of Seller, except as set forth in Schedule 3.15 or as otherwise permitted pursuant to this Agreement, (i) the Company is not a party to any written or unwritten collective bargaining agreement in respect of the Company Employees, any contractors engaged by the Company, or work done, being done or to be done in the future at any of its mines that is being negotiated or contemplated, (ii) there is no unfair labor practice charge or comparable or analogous complaint pending before any Governmental Authority or threatened against the Company, (iii) there is no material grievance, order, dispute, arbitration hearing, or arbitration award pending or threatened against the Company, (iv) the Company is not in breach of any order by a Governmental Authority relating to the Company Employees, (v) within the past year, there has been no labor strike, slowdown, work stoppage, or lockout in effect, threatened against or otherwise affecting the Company or the Company Employees, (vi) the Company is not a party to, or otherwise bound by, any Consent decree, order, award with, or citation by, any Governmental Authority relating to employees or employment practices, (vii) the Company is in compliance with all notification and bargaining obligations arising under any collective bargaining agreement, statute or otherwise, (viii) there is no actual or alleged breach of the terms of any legal or contractual obligations governing the employment of the Company Employees which would reasonably be likely to lead to the interference in any material respect with the conduct of the business of the Company as currently conducted, and (ix) as of the date hereof there is no effort to organize Company Employees which is pending or threatened.

3.16 Contracts. (a) Schedule 3.16(a) sets forth a complete list of each of the following contracts to which, to the Actual Knowledge of Seller, the Company is a party or by which it is bound as of the date of this Agreement (collectively, the “Scheduled Contracts”):

(i) any contracts or agreements providing for the sale or trading of coal between the Company and any shareholders of the Company or their Affiliates;

(ii) mining and exploration leases, Material Permits and applications therefor;

(iii) any agreement relating to indebtedness for borrowed money (whether incurred, assumed, guaranteed or secured by any asset), including indentures, mortgages, loan agreements, capital leases, security agreements, or other agreements or the incurrence of debt, other than trade accounts payable incurred in the ordinary course of business;

(iv) any contracts or agreements relating to the provision of mining management services or mining operations services to the Company;

(v) any contracts or agreements related to the Company’s storage or transportation of coal by sea (including port, stock piling and loading agreements).

(b) To the Knowledge of Seller, each Scheduled Contract and each other contract to which the Company is a party that is material to the conduct of its business as presently conducted (the “Material Contracts”) is in full force and effect, is a valid and binding agreement of the Company and each of the other parties thereto, and is enforceable by or against the Company and each of such other parties thereto in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a Proceeding in equity or at law). To the Knowledge of Seller, no condition exists or event has occurred that (whether with or without notice or lapse of time or both) would constitute a default, an event of default (however described), breach, or breach of covenant or undertaking in any material respect by (x) the Company under any Material Contract or (y) any other party to any Material Contract. To the Knowledge of Seller, true and complete copies of all Scheduled Contracts, including all amendments, modifications, waivers and Consents applicable thereto, have been made available for inspection by the Buyer.

(c) Schedule 3.16(c) sets forth a complete list of (i) contracts, agreements and purchase orders pursuant to which Seller or any of its Affiliates sells coal that is acquired, directly or indirectly, from the Company, to third parties (each, a “Customer Contract”) (it being agreed and understood that contracts between RAG energy sales Inc. and its customers are not included in the definition of “Customer Contract”), (ii) any agency agreement or agreement in respect of the payment of sales commissions related to any such Customer Contracts (each, an “Agency Agreement”), (iii) any freight, insurance or other similar agreements that specifically relates to any such Customer Contracts and to which Seller or any of its Affiliates is a party (each, a “Freight/Insurance Agreement”) and (iv) any agreement between the Company and (A) Seller or any of its Affiliates or (B) any director or executive officer of Seller or any of its Affiliates, or any Person who is an immediate relative of any such Person, or any combination of such Persons (each such agreement described in clauses (A) and (B), an “Affiliate Agreement”). Each Customer Contract, Agency Agreement, Freight/Insurance Agreement and each Affiliate Agreement is in full force and effect, is a valid and binding agreement of Seller and, to the Knowledge of Seller, each of the other parties thereto, and is enforceable by or against Seller, and to the Knowledge of Seller, each of such other parties thereto in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a Proceeding in equity or at law). No condition exists or event has occurred that (whether with or without notice or lapse of time or both) would constitute a default, an event of default (however described), breach, or breach of covenant or undertaking in any material respect by (x) Seller under any Customer Contract, Agency Agreement, Freight/Insurance Agreement or Affiliate Agreement or (y) to the Knowledge of Seller, any other party to any Customer Contract, Agency Agreement, Freight/Insurance Agreement or Affiliate Agreement. Seller has heretofore delivered for Buyer’s review true and complete copies of all such Customer Contracts, Agency Agreements, Freight/Insurance Agreements and Affiliate Agreements, including all amendments, modifications, waivers and Consents applicable thereto. RAG energy sales Inc. is party to only three (3) existing contracts or agreements with respect to the sale of coal that is acquired, directly or indirectly, from the Company, to a third party; and such contracts or agreements (including any outstanding purchase orders thereunder) in the aggregate provide for the sale of no more than 250,000 tons of coal to such third party.

3.17 Environmental Matters. Except as set forth on Schedule 3.17, to the Knowledge of Seller:

(i) The Company is and at all times since July 31, 1995 has been in compliance in all material respects with all Environmental Laws and any Permits required pursuant to any Environmental Law;

(ii) The Company has not since July 31, 1995 received any Environmental Claim, or written notice of any threatened Environmental Claim in any case that would be material to the Company, regarding or resulting from activities of the Company, the business of the Company or any property or assets currently or formerly owned, operated or used by the Company;

(iii) The Company has not since July 31, 1995 Released or arranged for the disposal of any Hazardous Materials in violation of Environmental Law or in a manner that would reasonably be expected to result in material Liability under Environmental Laws or Permits required pursuant to any Environmental Law at any location, and, no other Person has Released any Hazardous Materials, and Hazardous Materials are not otherwise present, at any property currently or formerly owned or operated by the Company in a manner that would reasonably be expected to result in material Liability to the Company under Environmental Law; and

(iv) There is no material block or punitive legal limitation on the Company’s ability to apply for or obtain any material Permit under any Environmental Law.

3.18 Intercompany Accounts. Schedule 3.18 contains a complete list of all Intercompany Account balances as of May 31, 2004.

3.19 No Brokers’ or Other Fees. Except for each of Deutsche Bank AG, Dr. Spannagel+Partner GmbH and Dr. Gerd Stolte, whose fees and expenses will be paid by Seller, no Person has acted directly or indirectly as a broker, finder, investment banker or financial advisor in connection with the transactions contemplated hereby, and no Person is entitled to any fee or commission or like payment in connection with the transactions contemplated hereby based upon any agreement, arrangement or other understanding made by or on behalf of Seller.

3.20 Entire Business. To the Knowledge of Seller, the Company owns, or has valid leasehold interests in, all the assets (real or personal), including, without limitation, all mining licenses, licenses, Permits, and other Mining Authorizations, necessary for the conduct of the business of the Company, as currently conducted.

3.21 Solvency. The Company has not stopped or suspended payment of its debts, become unable to pay its debts as they become due, or otherwise become insolvent in any jurisdiction. The Company is not the subject of any pending, rendered or, to the Knowledge of Seller, threatened insolvency proceedings of any character. The Company has not made an assignment for the benefit of creditors or taken any action with a view to or that would constitute a valid basis for the institution of any such insolvency proceedings.

3.22 Illegal Acts. To the Knowledge of Seller, the Company has not committed any criminal or illegal act which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.23 Exchange/Investment Laws. (a) Seller’s foreign direct investment in the Company has been properly registered at the Venezuelan Ministry of Energy and Mines (Ministerio de Energía y Minas). Since its acquisition of the Owned Shares, Seller has complied with all applicable requirements under Exchange/Investment Laws.

(b) The Company is duly registered at the Venezuelan Commission on the Administration of Currencies (Comisión de Administración de Divisas).

(c) To the Knowledge of Seller, the Company has complied with all applicable requirements prescribed under Exchange/Investment Laws, including, without limitation, requirements regarding (i) the acquisition or sale of currency, including with respect to export proceeds, at the official rate established by Governmental Authorities and (ii) filings and registrations regarding the acquisition or sale of currency with any Governmental Authority, including the Venezuelan Commission on the Administration of Currencies (Comisión de Administración de Divisas).

3.24 Forecasts. To the Knowledge of Seller, all forecasts, projections, models, budgets or estimates relating to the operations of the Company prepared by the Company and heretofore delivered to Buyer by Seller and its Affiliates and their respective representatives and advisers have been prepared in good faith, and without any intention to mislead, on the basis of the information available at the time of their preparation.

3.25 No Other Representations or Warranties. Except for the representations and warranties of Seller contained in this Agreement and Seller’s Schedules, Seller makes no other express or implied representation or warranty to Buyer.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PEABODY AND BUYER

Peabody and Buyer, jointly and severally, hereby represent and warrant to Seller as follows:

4.1 Organization. Peabody is a corporation duly incorporated, validly existing and in good standing under the Laws of the state of Delaware and Buyer is a company with limited liability duly created, validly existing and in good standing under the Laws of The Netherlands. Each of Peabody and Buyer has the requisite corporate or equivalent power and authority to own, lease and operate its assets and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in the jurisdictions in which the ownership of its property or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed would not reasonably be expected, individually or in the aggregate, to have (i) a material adverse effect on the ability of Peabody or Buyer to consummate the transactions contemplated by this Agreement or (ii) a material adverse effect on the business, assets, Liabilities, results of operations or financial condition of Peabody and its subsidiaries, taken as a whole (excluding any effect (i) resulting from general economic conditions that do not disproportionately affect Peabody and its subsidiaries or (ii) affecting companies in the coal mining industry generally that do not disproportionately affect Peabody and its subsidiaries).

4.2 Authorization; Enforceability. Each of Peabody and Buyer has the requisite corporate or equivalent power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by each of Peabody and Buyer and the performance of their respective obligations hereunder has been duly authorized by all necessary corporate or equivalent action on the part of such party and, upon such authorization, no other corporate or shareholder proceedings or equivalent actions are necessary to authorize or consummate this Agreement, or the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Peabody and Buyer and, assuming due authorization, execution and delivery by Seller, constitutes a valid and binding agreement of each of Peabody and Buyer and is enforceable against each of Peabody and Buyer in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

4.3 No Conflicts or Approvals. The execution, delivery and performance by each of Peabody and Buyer of this Agreement and the consummation by Peabody and Buyer of the transactions contemplated hereby does not (i) violate, conflict with or result in a breach by Peabody or Buyer of its organizational documents, (ii) violate, conflict with or result in a breach of, or constitute a default by Peabody or Buyer (or create an event which, with notice or lapse of time or both, would constitute a default under,) or require any Consent or other action by any Person under, or give rise to any right of termination, cancellation or acceleration under, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument to which Peabody or Buyer or any of its properties or assets may be bound, (iii) violate or result in a breach of any Governmental Order or Law applicable to Peabody or Buyer or any of their respective properties or assets or (iv) result in the creation of any Encumbrance, other than Permitted Encumbrances, upon any of the properties or assets of Peabody or Buyer, except, with respect to the foregoing clauses (ii), (iii) and (iv) above, as would not be material to Peabody and its subsidiaries taken as a whole and would not materially adversely affect Peabody’s or Buyer’s ability to consummate the transactions contemplated by this Agreement.

4.4 Governmental Authorization. The execution, delivery and performance by each of Peabody and Buyer of this Agreement and the consummation of the transactions contemplated hereby, require no action by or in respect of, or any Consent from, any Governmental Authority, except with any applicable requirements of the actions and filings listed on Schedule 4.4 and any such action or filing as to which the failure to make or obtain would not be material to Peabody and its subsidiaries taken as whole or materially adversely affect the ability of Peabody or Buyer to consummate the transactions contemplated hereby.

4.5 No Brokers’ or Other Fees. Except for Morgan Stanley, whose fees and expenses will be paid by Peabody, no Person has acted directly or indirectly as a broker, finder, investment banker or financial advisor in connection with the transactions contemplated hereby, and no Person is entitled to any fee or commission or like payment in connection with the transactions contemplated hereby based upon any agreement, arrangement or other understanding made by or on behalf of Peabody or Buyer.

4.6 Financial Ability to Perform. As of the Closing Date, Buyer will have available to it funds sufficient to enable it to deliver the Closing Payment.

4.7 No Other Representations or Warranties. Except for the representations and warranties of Peabody and Buyer contained in this Agreement and Peabody’s and Buyer’s Schedules, neither Peabody nor Buyer makes any other express or implied representation or warranty to Seller.

ARTICLE V

COVENANTS AND AGREEMENTS

5.1 Conduct of Business Prior to the Closing. (a) Seller covenants and agrees that, except (i) as expressly contemplated by this Agreement, (ii) as disclosed in Schedule 5.1(a)(ii) or (iii) with the prior written Consent of Buyer, from the date hereof to Closing, Seller shall (A) (I) vote the Owned Shares in favor of, and not vote the Owned Shares in any manner against or inconsistent with, any proposal made to the shareholders of the Company (whether at any regular or special meeting of the shareholders of the Company or by consenting to in writing in connection with any action in lieu of a meeting of the shareholders of the Company) advancing or consistent with any of the following items (1) through (8) (the “Company Positive Actions”), (II) not introduce any proposal for consideration by the shareholders of the Company that is against or inconsistent with any Company Positive Actions and (III) act in support of, and not take any action in any manner against or inconsistent with, any of the Company Positive Actions and (B) direct and cause its representatives on the Board of Directors of the Company (including the alternate directors it appoints), (I) to vote in favor of, and not to vote in any manner against or inconsistent with, any proposal made to Board of Directors of the Company (whether at any regular or special meeting of the Board of the Directors of the Company or by consenting to in writing in connection with any action in lieu of a meeting of the Board of Directors of the Company) advancing or consistent with any of the Company Positive Actions, (II) not to introduce any proposal for consideration by the Board of Directors of the Company that is against or inconsistent with any Company Positive Actions and (III) to act in support of, and not to take any action in any manner against or inconsistent with, any of the Company Positive Actions: (1) the business of the Company (and the maintenance of its books, accounts and records, inventory levels) being conducted only in the ordinary course of business and in compliance with all Laws, Environmental Laws and Permits, (2) the obligations of the Company being paid or performed when due, (3) the present business organization and business relationships and customer relationships of the Company being preserved and its rights and operations being maintained, (4) the Company making such capital expenditures pertaining to the business of the Company as are reasonably consistent with the capital expenditure budget attached hereto as Schedule 5.1(a)(4) (the “Capital Expenditure Budget”) and the past practice of the Company, (5) the Company using commercially reasonable efforts to retain the services of its officers and key employees and maintain relationships with its officers and key employees, (6) the Company using reasonable efforts to maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted, (7) the Company using reasonable efforts to keep in full force and effect insurance comparable in amount and scope of coverage to that currently maintained and (8) the Company collecting its receivables only in the ordinary course of business and in the same manner as previously collected.

(b) Seller shall (A) (I) vote the Owned Shares against, and not vote the Owned Shares in any manner in favor of or consistent with, any proposal made to the shareholders of the Company (whether at any regular or special meeting of the shareholders of the Company or by consenting to in writing in connection with any action in lieu of a meeting of the shareholders of the Company) advancing or consistent with any of the following items (i) through (xiv) (the “Company Negative Actions”), (II) not introduce any proposal for consideration by the shareholders of the Company that is in favor of or consistent with any Company Negative Actions and (III) act against, and not take any action in any manner in favor of or consistent with, any of the Company Negative Actions and (B) direct and cause its representatives on the Board of Directors of the Company (including the alternate directors it appoints), (I) to vote against, and not to vote in any manner in favor of or consistent with, any proposal made to Board of Directors of the Company (whether at any regular or special meeting of the Board of the Directors of the Company or by consenting to in writing in connection with any action in lieu of a meeting of the Board of Directors of the Company) advancing or consistent with any of the Company Negative Actions, (II) not to introduce any proposal for consideration by the Board of Directors of the Company that is in favor of or consistent with any Company Negative Actions and (III) to act against, and not to take any action in any manner in favor of or consistent with, any of the Company Negative Actions:

(i) the Company amending its organizational documents;

(ii) the Company (A) redeeming, purchasing or otherwise acquiring directly or indirectly the Company’s shares of capital stock (including the Owned Shares) or other ownership interests of the Company; (B) issuing, transferring, selling, pledging, disposing of or encumbering any shares of capital stock (including the Owned Shares) or other ownership interests of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock (including the Owned Shares) or other ownership interests of shares of any class of capital stock of the Company; or (C) splitting, recapitalizing, combining or reclassifying the capitalization of the Company;

(iii) the Company (A) adopting, establishing, entering into any new employee benefit plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Plan if it were in existence on the date of this Agreement or amending or terminating any Company Plan, except for changes required by applicable Law, (B) increasing any compensation or fringe benefit of, or entering into or amending any employment, severance, termination or similar agreement or arrangement with any of its former, present or future employees, officers, directors or consultants, except for normal increases in base salary in the ordinary course of business, and the payment of cash bonuses to employees pursuant to and consistent with existing plans or programs to the extent such increases or bonuses are accrued and set forth in Schedule 5.1(b)(iii), (C) loaning or advancing any money or other property to any present or former director, officer, employee or consultant, or (D) granting any equity or equity-based awards;

(iv) the Company acquiring, selling, leasing or disposing of any material assets of the Company, except as may be expressly contemplated by this Agreement and except for the purchase and sale of inventory in the ordinary course of business;

(v) the Company (A) incurring or assuming any long-term or short-term debt or issuing any debt securities except for borrowings under existing lines of credit in the ordinary course of business; (B) assuming, guarantying, endorsing or otherwise becoming liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except in the ordinary and usual course of business consistent with past practice in an immaterial amount; (C) making any loans, advances or capital contributions to, or investments in, any other Person other than in the ordinary and usual course of business and that shall not exceed US$250,000 individually or US$1,000,000 in the aggregate; or (D) mortgaging, pledging, selling, transferring, disposing of or otherwise subjecting to any Encumbrance any of its material assets, tangible or intangible, or creating any Encumbrance of any kind with respect to any such asset; provided, however, that notwithstanding anything to the contrary set forth herein, the Company shall have the right to repay or obtain forgiveness of the debt obligations set forth in Schedule 5.1(b)(v);

(vi) the Company acquiring (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein or extending any credit to or purchasing any debt obligation of any Person;

(vii) the Company adopting a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(viii) the Company changing any of the accounting methods, policies or practices used by it unless in the determination of the Company’s independent accountants such change is required by IAS or IFRS, as applicable;

(ix) the Company (A) entering into any settlement or compromise of any Tax liability to the extent there could be an adverse effect to Buyer, (B) filing any amended Tax Return with respect to any Tax to the extent there could be an adverse effect to Buyer, (C) entering into any closing agreement relating to any Tax to the extent there could be an adverse effect to Buyer or (D) surrendering any right to claim a Tax refund to the extent there could be an adverse effect to Buyer;

(x) the Company (A) paying, discharging or satisfying any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) or (B) waiving, releasing or transferring any rights of material value, in each case of (A) or (B), other than in the ordinary course of business;

(xi) the Company settling or compromising any action, claim, case, litigation, proceeding or investigation by or before any Governmental Authority or arbitration tribunal (whether or not commenced prior to the date of this Agreement) other than any settlement or compromise relating to any matter (other than a matter relating to or affecting Tax) that involves a non-material monetary payment or a non-monetary obligation or restriction that does not restrict or adversely affect in any manner the conduct of the business or operation of the Company;

(xii) the Company entering into any new line of business in which the Company is not engaged as of the date hereof;

(xiii) except (i) with the prior written Consent of Buyer, which Consent shall not be unreasonably withheld, or (ii) where such expenditure is required in the best interest of the Company (in the reasonable judgment of Seller) in cases where time is of the essence in order to respond to events adversely affecting the Company’s operations not foreseen in the Capital Expenditure Budget, and which such expenditures do not exceed US$250,000 individually or US$1,000,000 in the aggregate, and prompt notice of such expenditure has been given to Buyer, the Company incurring or committing to make capital expenditures, other than in accordance with the Capital Expenditure Budget; and

(xiv) the Company authorizing or entering into an agreement or commitment to do any of the foregoing.

(c) Notwithstanding anything in the foregoing Sections 5.1(a) and 5.1(b) to the contrary, the obligations of Seller under such Sections shall be limited to Seller’s taking such actions as are not prohibited under the Constituent Documents. Buyer and Peabody agree and acknowledge that the Company’s taking of any actions inconsistent with the Company Positive Actions or consistent with the Company Negative Actions may be outside of Seller’s ability to control and that Seller shall not be considered to have breached (i) Section 5.1(a) if Seller complies with its obligations under Section 5.1(a) but the Company ultimately acts inconsistently with the Company Positive Actions or (ii) Section 5.1(b) if Seller complies with its obligations under Section 5.1(b) but the Company ultimately acts consistently with the Company Negative Actions. Buyer and Peabody further agree and acknowledge that Seller shall not be considered to have breached Sections 5.1(a) and 5.1(b) as a result of taking or refraining from any action if, in Seller’s reasonable judgment based upon the written advice of counsel, compliance with Sections 5.1(a) or 5.1(b) would cause Seller to be in material breach of any obligation under any Constituent Document or in material violation of any applicable Law.

(d) From the date hereof until the Closing, Seller shall perform and comply in all material respects with the Constituent Documents. Without the prior written Consent of Buyer, Seller shall not (and shall cause its Affiliates not to) from and after the date hereof (i) convert, exchange or redeem any of the Owned Shares or any portion thereof or interest therein, (ii) enter into any contracts, agreements or understandings with the Company or, except as provided in Section 5.12, amend or modify any such contracts, agreements or understandings (provided, however, that Seller and its Affiliates shall not be prohibited under this Section 5.1(d)(ii) from (A) entering into new purchase orders for the purchase of coal from the Company in order to fulfill contracts existing on the date hereof to sell coal to Third Parties (excluding the Company), (B) performing under written contracts and agreements in effect prior to the date hereof or (C) entering into contracts, agreements and understandings with the shareholders of the Company), (iii) forgive, release, compromise or demand payment of any obligation owed to it by the Company other than upon full payment thereof, (iv) amend, cancel or terminate any Constituent Document or enter into any agreement relating thereto or to any of the Owned Shares, (v) create or permit to exist any Encumbrance (other than Permitted Encumbrances) on any of the Owned Shares, (vi) waive any material right with respect to any of the Owned Shares or (vii) agree to do any of the foregoing.

(e) Seller shall cause its Affiliates that conduct business with the Company (i) to conduct such business only in the ordinary course of business (except as provided in Section 5.12) and in compliance with all Laws, Exchange/Investment Laws, Environmental Laws and Permits and (ii) to pay all obligations owing to the Company to be paid or performed when due.

5.2 Access to Books and Records; Cooperation. Seller shall use its reasonable best efforts (which, for the avoidance of any doubt, shall not obligate Seller to commence a legal proceeding or breach a written agreement to which it is a party) to procure that the Company affords Peabody’s and Buyer’s officers, employees, accountants, counsel and other authorized representatives, including representatives of any Persons providing financing to Peabody or Buyer in connection with the transactions contemplated hereby, access during normal business hours throughout the period from the date hereof to the Closing or the date of termination of this Agreement, to it and its properties, contracts, commitments, books and records (including but not limited to Tax Returns). Seller shall furthermore use its best efforts to cause its representatives to furnish promptly to Buyer such additional financial and operating data and other existing information regarding the Company and the Owned Shares as may be within the possession of Seller as Buyer or its duly authorized representatives may from time to time reasonably request. In the event that Seller determines that disclosure of any such information would be in violation of its obligations pursuant to the Constituent Documents, applicable Laws or the provisions of any confidentiality agreement to which Seller or the Company is a party, Seller, Peabody and Buyer will use their best efforts to institute appropriate substitute disclosure arrangements that do not violate any such Laws or obligations, to the extent reasonable under the circumstances.

5.3 Tax Matters. (a) Tax Returns. Seller agrees that it shall (i) consult with Buyer prior to taking any position or settling any claim with respect to Taxes that could reasonably be expected to have an adverse effect on Buyer or the Company and (ii) not take any action with respect to Taxes that would legally bind Buyer, or the Company without the prior written Consent of Buyer. Buyer and Seller shall retain all books and records with respect to Taxes which are indemnifiable under Section 9.1(c) and pertain to the Company until the expiration of all relevant statutes of limitations (and, to the extent notified by Buyer and Seller, any extensions thereof).

(b) Transfer Taxes. Except as otherwise provided for in Section 5.3(c), all transfer, documentary, sales, use, registration and other such Taxes (including all applicable real estate transfer Taxes, but excluding any Taxes based on or attributable to income or gains) and related fees (including any penalties, interest and additions to Tax) (“Transfer Taxes”) arising out of or incurred in connection with this Agreement shall be borne equally by Buyer, on the one hand, and Seller, on the other hand. The party that is legally required to file a Tax Return relating to Transfer Taxes shall be responsible for preparing and timely filing such Tax Return.

(c) Withholding Taxes. On or prior to Closing, Seller shall deliver to Buyer a written certificate (the “Withholding Certificate”) stating the following: (i) Seller is a corporation legally incorporated under the laws of Germany and also domiciled in Germany, (ii) Seller is subject to taxation in Germany, (iii) Seller has not been a “resident” of Venezuela during the past five years as such terms are defined in the Treaty between the Federal Republic of Germany and the Republic of Venezuela to avoid Double Taxation regarding Income Tax and Capital Gains Tax (Convenio entre la República Federal de Alemania y la República de Venezuela para Evitar la Doble Imposición en Materia de Impuesto sobre la Renta y sobre el Patrimonio) (the “Treaty”), and (iv) sales proceeds from the transactions contemplated in this Agreement are not the result of a “permanent base of operation” by Seller in Venezuela as such terms are defined in the Treaty. In reliance on the Withholding Certificate, Buyer shall not withhold any Tax from the Purchase Price. Seller shall indemnify Buyer and Peabody and hold Buyer and Peabody harmless to the extent Buyer is assessed such Tax by a Taxing Authority. Notwithstanding anything herein to the contrary, the foregoing indemnification shall not be subject to the limitations set forth in Section 9.1.

5.4 Further Actions. (a) Peabody, Buyer and Seller shall use their respective reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the transactions contemplated by this Agreement; and cooperate with each other to do so, including, without limitation, obtaining as promptly as practicable all Consents necessary in order to (i) consummate the transactions contemplated by this Agreement and (ii) to provide Buyer with all rights and benefits available to it, in its capacity as foreign investor and shareholder of the Company, under any applicable Exchange/Investment Law, including any cooperation reasonably requested by Buyer from Seller in connection with the registration of Buyer’s foreign direct investment in the Company at the foreign investment registration office of the Ministry of Energy and Mines (Ministerio de Energía y Minas).

(b) Seller, Peabody and Buyer shall (i) take all actions necessary to file as soon as practicable all notifications, filings and other documents required to obtain all Governmental Approvals, including, without limitation, under the Exchange/Investment Laws, (ii) respond as promptly as practicable to any inquiries received from any other Governmental Authority for additional information or documentation under the Exchange/Investment Laws and (iii) respond as promptly as practicable to all inquiries and requests received from any Governmental Authority with jurisdiction over the transactions contemplated hereby (or any part thereof) in connection therewith. Seller, Peabody and Buyer shall use their reasonable best efforts to resolve such objections, if any, as maybe asserted with respect to the sale and purchase of the Owned Shares contemplated hereby under any Exchange/Investment Laws by any Governmental Authorities with regulatory jurisdiction over the enforcement of such Exchange/Investment Laws; provided that in no event shall Peabody, Buyer or any of their respective Affiliates have any obligation to dispose of, hold separate or otherwise restrict its enjoyment of any of their respective assets or properties (including the Company following the Closing).

(c) Seller shall give prompt written notice to Peabody and Buyer of the occurrence of any Company Material Adverse Effect occurring, to the Knowledge of Seller, prior to the Closing. At all times prior to the Closing, (i) Seller will promptly notify Peabody and Buyer in writing of, to the Knowledge of Seller, any fact, condition, event or occurrence that will result in the failure of any of the conditions contained in ARTICLE VII to be satisfied, promptly upon Seller becoming aware of the same and (ii) Peabody and Buyer will promptly notify Seller in writing of any fact, condition, event or occurrence that will result in the failure of any of the conditions contained in ARTICLE VI to be satisfied, promptly upon any of them becoming aware of the same.

5.5 Further Assurances. Following the Closing, Seller, Peabody and Buyer will from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by Seller, on the one hand, or Peabody and Buyer, on the other hand, as applicable, to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the transactions contemplated hereby and thereby.

5.6 Delivery of Reports. (a) From and after the date hereof until the earlier of the Closing Date or termination of this Agreement in accordance with Article VIII, Seller shall promptly (but in no event more than three (3) Business Days after receipt of any of the foregoing) forward copies to Buyer of any correspondence, notices, reports documents or written communications received by Seller (or any Person acting on Seller’s behalf) or the director or alternate directors of the Company appointed by Seller regarding the Owned Shares, the Company or any meetings of or resolutions proposed to the Board of Directors of the Company, including, without limitation, budgets, business plans, financial statements and other financial reports, inventory reports, production reports and sales reports.

(b) From and after the date hereof until the earlier of the Closing Date or termination of this Agreement in accordance with Article VIII, Seller shall promptly (but in no event more than three (3) Business Days after receipt of the foregoing) provide copies of all Material Contracts and drafts thereof that the Company enters into or contemplates entering into after the date hereof to the extent Seller comes into possession of such Material Contracts or such drafts thereof; provided, however, that Seller shall have no affirmative duty to request or obtain such Material Contracts or drafts in a manner not consistent with Seller’s past practice; and provided further that such Material Contracts and drafts shall be provided in accordance with the provisions of Section 5.2.

5.7 Competing Transaction; Return of Confidential Information. (a) From the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, none of Seller or any of its Affiliates or their respective representatives shall, directly or indirectly (i) solicit or encourage the submission of any inquiries, indications of interest, proposals or offers from any Person other than Peabody and Buyer (collectively, “Third Parties”), concerning the sale of any equity securities (including the Owned Shares) or all or any substantial part of the assets of the Company to, or any merger or other business combination transaction involving the Company with, any such Third Party (a “Competing Transaction”) or (ii) participate with any Third Party in any discussions or negotiations regarding, or enter into any agreements with any Third Party relating to, a Competing Transaction with such Third Party, or provide any information concerning the Company to any Third Party with respect to a Competing Transaction with such Third Party, including any Third Parties that Seller, or any of its Affiliates or representatives had conducted negotiations with prior to the date of this Agreement. Seller will promptly notify Peabody and Buyer, after the receipt by Seller or any of its Affiliates, from a third party other than Peabody and Buyer, of any bona fide written proposal for a Competing Transaction, of the principal terms of such proposal, excluding the identity of any party thereto, any party on whose behalf such proposal is delivered or the identity of any of their respective representatives.

(b) Seller shall instruct each Third Party to whom it either delivered confidential information in connection with a Competing Transaction or other possible sale of the Company to (i) return to Seller or destroy such information (and copies thereof) and (ii) certify in writing any such destruction, in each case, to the extent such Third Parties shall be required to do so pursuant to applicable confidentiality agreements.

5.8 Intercompany Accounts; Affiliate Agreements. (a) On the Closing Date, subject to the Consent of the Company, in respect of each Intercompany Account related to Customer Contracts for which Seller’s Affiliates have received a Customer Payment (as defined in Section 5.12(d)) that has not been paid to the Company, Seller shall cause its Affiliates to assign to Coaltrade (as defined in Section 5.12) the obligation of such Affiliates (and all related rights of such Affiliates) to pay to the Company cash in an amount equal to the aggregate balance as of the Closing Date of all such Intercompany Accounts pursuant to Seller’s and its Affiliates’ agreements and related purchase orders with the Company for the supply of coal to such Affiliates (each agreement or purchase order, a “Company Coal Supply Agreement”) to the extent that such Affiliates simultaneously (i) pay to Coaltrade cash in an amount equal to the aggregate cash balance on the Closing Date relating to such Intercompany Accounts and (ii) transfer all accounting information and documents to Coaltrade that are required to be provided to the Company under the applicable Company Coal Supply Agreements; provided that, for the avoidance of doubt, Coaltrade shall not assume any Liabilities of Seller or its Affiliates relating to any such assigned Intercompany Accounts (including, without limitation, Liabilities of Seller under the Company Coal Supply Agreements) other than the Liability to pay to the Company an amount equal to the aggregate balance as of the Closing Date of such Intercompany Accounts. Seller shall use its commercially reasonable efforts to obtain the Consent of the Company to such assignments. In consideration of such assignments, Peabody and Buyer shall cause Coaltrade to indemnify and hold harmless Seller and its Affiliates from and against any Losses that Seller or any of its Affiliates suffer as a result of being required to make a payment towards an Intercompany Account to the extent Coaltrade has received a payment and information and documents from Affiliates of Seller as required by this Section 5.8. In addition, Seller shall indemnify and hold harmless Peabody and Buyer from and against any Losses that Peabody or Buyer suffer as a result of being required to make a payment towards an Intercompany Account for which the obligation to make such payment was not assigned to Coaltrade in accordance with this Section 5.8 and for any Liabilities of Seller relating to such Intercompany Accounts other than the obligation to pay to the Company an amount equal to the aggregate balance as of the Closing Date of such assigned Intercompany Accounts under the Company Coal Supply Agreement to the extent Coaltrade has received a payment and information and documents from Affiliates of Seller as required by this Section 5.8. All Intercompany Accounts for which Seller’s Affiliates have not received a Customer Payment as of the Closing Date shall be subject to Section 5.12.

(b) Except as set forth in Section 5.12, all Affiliate Agreements shall be terminated on or prior to the Closing without any liabilities of the Company remaining thereunder.

5.9 Peabody Diligence Investigation. In furtherance of and not in limitation of Section 5.2, at the option of Peabody, Peabody shall be afforded a period of thirty (30) calendar days following the receipt of the Consents set forth on Schedule 7.5 before it shall be required to consummate the transactions contemplated by this Agreement as set forth in Section 2.3 to conduct final due diligence in respect of the Company and the Owned Shares, it being understood that to the extent that all other conditions to the parties’ obligations to close the transactions contemplated by this Agreement are not satisfied at such time nothing shall limit Peabody’s right to continue its due diligence until the Closing.

5.10 Confidentiality. (a) Seller shall, and shall cause its respective Affiliates, consultants, advisors, agents, employees and representatives (together, the “Seller Representatives”) to, keep confidential and not disclose to any Person, any Confidential Information with respect to the transactions contemplated by this Agreement (other than disclosure to Seller Representatives responsible for matters relating to this Agreement); provided that, subject to the requirements of all applicable Laws, Seller and the Seller Representatives may disclose any such information to the extent that: (i) such information is or becomes generally available to the public through no act or omission of such Person; (ii) such information otherwise is or becomes known to such Person other than by disclosure by another Person to such agreement or an Affiliate thereof, provided that the source of such information is not known by such Person to be bound by a confidentiality agreement or other contractual, legal or fiduciary obligation of confidentiality; or (iii) such Person is required by Law or legal process to disclose such information. “Confidential Information” means all technical, financial and other information (including, but not limited to, information relating to customers of Peabody, Buyer, or the Company or under the Customer Contracts, Agency Agreements or Freight/Insurance Agreements and information of any regulatory nature) whatsoever, in whatever form it may be held, relating to the business and operations of Peabody, Buyer or the Company or to the Customer Contracts, Agency Agreements or Freight/Insurance Agreements, or furnished under this Agreement and made available to Seller or any Seller Representatives in connection with the transactions contemplated hereby. In addition, Seller agrees to use its reasonable best efforts to enforce all confidentiality agreements, if any, entered into by the Seller and any Seller Representative or to the Customer Contracts, Agency Agreements or Freight/Insurance Agreements, in each case to the extent such provisions pertain to the business or assets of the Company.

(b) Buyer and Peabody shall, and shall cause their respective Affiliates, consultants, advisors, agents, employees and representatives (together the “Buyer Representatives”) to, keep confidential and shall not disclose to any Person, any Seller Confidential Information with respect to the transactions contemplated by this Agreement (other than disclosure to Buyer Representatives responsible for matters relating to this Agreement); provided that subject to the requirements of all applicable laws, Buyer and Peabody and the Buyer Representatives may disclose any such information to the extent that (i) such information is or becomes generally available to the public through no act or omission of such Person; (ii) such information otherwise is or becomes known to such Person other than by disclosure by another Person to such agreement or an Affiliate thereof, provided that the source of such information is not known by such Person to be bound by a confidentiality agreement or other contractual, legal or fiduciary obligation of confidentiality; or (iii) such Person is required by Law or legal process to disclose such information. “Seller Confidential Information” means all technical, financial and other information (including but not limited to information relating to customers of Seller (other than customers of the Company or under the Customer Contracts, Agency Agreements or Freight/Insurance Agreements) and information of any regulatory nature) whatsoever, in whatever form it may be held, relating to the business and operations of Seller (other than any such information relating to the Company), or so furnished under this Agreement and made available to Peabody, Buyer or any Buyer Representatives in connection with the transactions contemplated hereby (other than any such information relating to the Company or the Customer Contracts, Agency Agreements or Freight/Insurance Agreements).

(c) From and after the Closing Date, Seller shall, and shall cause the Seller Representatives to, not use Confidential Information to the detriment of the business of Peabody, its Affiliates or the Company. Notwithstanding the foregoing, subject to applicable Law and the Constituent Documents and any other agreements between Seller and its Affiliate, on the one hand, and the Company, on the other hand, Peabody and Buyer acknowledge their understanding that, following the Closing Date, Affiliates of Seller will engage in coal sales and coal trading activities in competition with the Company, Peabody, Buyer and their respective Affiliates, and that nothing in this Agreement is intended or should be construed to limit or restrict in any way the right of Affiliates of Seller to engage in such coal sales and coal trading activities (including, without limitation of the foregoing, the right of Affiliates of Seller to solicit future business from customers who are parties to Customer Contracts and Unassigned Customer Contracts (as such terms are defined in Sections 3.16(c) and 5.12(c), respectively)); provided, however, neither Peabody nor Buyer is making or intending to make, in this Agreement, any acknowledgment or agreement on behalf of or in respect of the Company.

(d) Peabody, Buyer, Seller shall, and shall cause the Buyer Representatives and Seller Representatives, as applicable, to comply with the provisions of Law regarding confidentiality as they relate to any such Person.

(e) Notwithstanding anything to the contrary in this Agreement, each of Peabody, Buyer, and Seller acknowledges and agrees, on behalf of itself and the Buyer Representatives and Seller Representatives, as applicable, that (i) Peabody, Buyer, Seller, the Buyer Representatives and the Seller Representatives may provide Confidential Information or Seller Confidential Information regarding the transactions contemplated by this Agreement to applicable regulatory authorities; provided that Peabody, Buyer, Seller, such Buyer Representative or such Seller Representative, as applicable, (x) requests that such Confidential Information or Seller Confidential Information, as applicable, be kept confidential by such authorities and (y) if such confidential treatment is granted by such authorities, uses its respective reasonable efforts to maintain such confidential treatment and (ii) Peabody, Buyer, Seller, the Buyer Representatives and the Seller Representatives may publicly disclose the material terms of this Agreement to which it is a party to the extent required by the disclosure requirements of applicable Law and of any stock exchanges or quotation systems on which any of such Person’s securities are or may become listed or quoted.

(f) All of the provisions of the Confidentiality Agreement, dated as of October 10, 2003, between Seller and Peabody, as amended by that certain Amended and Restated Heads of Agreement, dated December 22, 2003, between Seller and Peabody, shall terminate as of the Closing Date, notwithstanding any provision therein for the survival of any provision after the termination thereof, provided, however, the parties acknowledge that such agreement will terminate only with respect to information relating to the Company, the Customer Contracts, the Agency Agreements and the Freight/Insurance Agreements. In addition, all of the provisions of the Letter Agreement regarding confidentiality, dated as of December 30, 2003, from Seller to Buyer, shall terminate as of the Closing Date, notwithstanding any provision therein for the survival of any provision after the termination thereof.

5.11 Cooperation in Financing. Prior to the Closing, the Seller shall, and shall use commercially reasonable efforts (consistent with its status as a minority shareholder of the Company) to cause the Company to, reasonably cooperate, and request the auditors of the Company to, reasonably cooperate, with Peabody’s and Buyer’s auditors in connection with the financing of the transactions contemplated by this Agreement. The cooperation requested of the auditors of the Company shall include providing Consent to Peabody and Buyer to prepare and use Seller’s and its Subsidiaries’ audit reports relating to the Company and to provide any necessary “comfort letters”.

5.12 Assignment of Customer Contracts. (a) On the Closing Date, Seller shall cause its Affiliates to assign to Peabody COALTRADE, Inc. (“Coaltrade”) all of such Affiliates’ rights, and Buyer will cause Coaltrade to accept all of such rights and assume all of such Affiliates’ obligations, under the Customer Contracts in respect of the period commencing with the Closing Date, provided that any Consent to any such assignment by any third party required under the terms of the relevant agreement has been obtained. In the event that any such third party Consent is required prior to any such assignment (or is required in connection with the assignment of Seller’s Affiliates’ rights and obligations under Freight/Insurance Agreements as contemplated below in this paragraph (a)), Seller shall cause such Affiliates to use their commercially reasonable efforts to obtain such Consents on or prior to the Closing Date and Peabody shall cause Coaltrade to cooperate with such Affiliates in connection with obtaining such Consents. For each such Customer Contract assigned to Coaltrade (an “Assigned Customer Contract”), Seller shall cause such Affiliates to assign to Coaltrade all of their rights, and Coaltrade shall accept all of such rights and assume all of such Affiliates’ obligations, under the Company Coal Supply Agreements insofar as such Company Coal Supply Agreements relate to such Assigned Customer Contract. With respect to each Assigned Customer Contract that involves the sale of coal other than FOB the Company’s anchorage at Lake Maracaibo, Venezuela, Seller shall cause such Affiliates to assign to Coaltrade such Affiliates’ rights and obligations in respect of the period commencing with the Closing Date under all Freight/Insurance Agreements relating to such Assigned Customer Contract and Buyer shall cause Coaltrade to accept all rights and assume all obligations of such Affiliates under all such Freight/Insurance Agreements from and after the Closing; provided that any Consent to any such assignment by any third party required under the terms of the relevant agreement has been obtained.

(b) (i) In the event that, following the Closing Date, Seller or any of its Affiliates shall receive, pursuant to an Assigned Customer Contract, a Customer Payment (as defined below) for which Seller or such Affiliate has performed the obligation to deliver coal to such customer, Seller shall pay or cause to be paid to Coaltrade the amount required to be paid to the Company in respect of such Customer Payment pursuant to the applicable Company Coal Supply Agreement (or purchase order thereunder) (such amount, the “Net Back Price”); provided, however, that any payment or other amount owed to any third party in respect of any Agency Agreement in respect of such Customer Payment shall be for the account of Seller and shall be paid to such third party by Seller, and Seller shall not deduct from its payment to Coaltrade in respect of such Customer Payment under this Section 5.12(b)(i) any amount owed to any third party in respect of any Agency Agreement in respect of such Customer Payment.

(ii) In the event that, following the Closing Date, Coaltrade shall receive a Customer Payment under or relating to an Assigned Customer Contract for which Seller or such Affiliate has performed the obligation to deliver coal to such customer, Peabody shall cause Coaltrade to pay to Seller or to the relevant Affiliate of Seller the entire amount of such Customer Payment in excess of the Net Back Price applicable thereto; provided, however, that any payment or other amount owed to any third party in respect of any Agency Agreement in respect of such Customer Payment shall be for the account of Seller and shall be paid to such third party by Seller, and Coaltrade shall not be required to pay to Seller in respect of such Customer Payment under this Section 5.12(b)(ii) any payment or other amount owed to any third party in respect of any Agency Agreement in respect of such Customer Payment.

(iii) In the event that, following the Closing Date, Seller or any of its Affiliates shall receive a Customer Payment under or relating to an Assigned Customer Contract arising from the performance by Coaltrade of the obligation to deliver coal to such customer, Seller shall pay, or cause to be paid, to Coaltrade the entire amount of such Customer Payment; provided, however, that any payment or other amount owed to any third party in respect of any Agency Agreement in respect of such Customer Payment shall be for the account of Peabody and its Affiliates as between the parties hereto (but under no circumstances shall Peabody have any liability or owe any obligation to such third party), and Seller shall pay such amount to such third party and Seller shall be permitted to deduct from its payment to Coaltrade in respect of such Customer Payment under this Section 5.12(b)(iii) any such amount paid by Seller to such third party (provided Seller provides to Peabody a calculation setting forth in reasonable detail the amount of such payment or other amount, together with documentation reasonably supporting such calculation).

(iv) In the event that, following the Closing Date, Coaltrade shall receive a Customer Payment under or relating to an Assigned Customer Contract for which a specified amount of coal has been agreed to be sold as of the date hereof, for which Coaltrade has performed the obligation to deliver coal to such customer and for which Seller or any of its Affiliates owe a payment to a third party in respect of an Agency Agreement in respect of such Customer Payment, any such payment owed to such third party in respect of such Agency Agreement in respect of such Customer Payment shall be for the account of Peabody and its Affiliates as between the parties hereto (but under no circumstances shall Peabody have any liability or owe any obligation to such third party), and Peabody or its Affiliates shall pay such amount owed to such third party in respect of such Agency Agreement in respect of such Customer Payment to Seller after Peabody’s receipt of such Customer Payment (provided Seller provides to Peabody a calculation setting forth in reasonable detail the amount of such payment or other amount owed to such third party in respect of such Agency Agreement in respect of such Customer Payment, together with documentation reasonably supporting such calculation) and any such amount shall be paid by Seller to such third party.

(c) In the event that any required third party Consent in relation to a Customer Contract including, without limitation, any Consent related to Freight/Insurance Agreement in respect of such Customer Contract, is not obtained pursuant to clause (a) above, (each affected Customer Contract, an “Unassigned Customer Contract”), after the Closing Seller shall cause its Affiliates to continue to use their commercially reasonable efforts to obtain the Consents of the customer and other third parties to assign such Unassigned Customer Contract and any such related agreements to Coaltrade. From and after the Closing Date and until such time as such Unassigned Customer Contract and any such related agreements are assigned to Coaltrade, upon the receipt by Seller or any of its Affiliates of a Customer Payment pursuant to an Unassigned Customer Contract, Seller shall, subject to the Consent of the Company (i) pay or cause to be paid to Coaltrade the Net Back Price applicable thereto plus US$0.20 per ton of coal in respect of which such Customer Payment was made; provided, however, that any payment or other amount owed to any third party in respect of any Agency Agreement in respect of such Customer Payment shall be for the account of Peabody and its Affiliates as between the parties hereto (but under no circumstances shall Peabody have any liability or owe any obligation to such third party), and Seller shall pay such amount to such third party and Seller shall be permitted to deduct from its payment to Coaltrade in respect of such Customer Payment under this Section 5.12(c) any such amount paid by Seller to such third party (provided Seller provides to Peabody a calculation setting forth in reasonable detail the amount of such payment or other amount, together with documentation reasonably supporting such calculation); and (ii) cause its Affiliate who received such Customer Payment to assign to Coaltrade the obligation of such Affiliate (and all related rights of such Affiliate) to pay to the Company cash in an amount equal to the Net Back Price; provided that, for the avoidance of doubt, until such Customer Contracts and related agreements are assigned to Coaltrade in accordance with and as contemplated by Section 5.12(a), Coaltrade shall not assume any Liabilities of Seller or its Affiliates relating to such Customer Contracts or the payments to be made thereunder (including, without limitation, Liabilities of Seller under the Company Coal Supply Agreements) other than the Liability to pay to the Company an amount equal to the amount required to be paid by such Affiliate to the Company for coal delivered to the customer to the extent Coaltrade has received a payment and information and documents from Affiliates of Seller in connection therewith as required by this Section 5.12 (the “Unassigned Customer Contract Peabody Obligation Amount”). Peabody and Buyer shall cause Coaltrade to indemnify and hold harmless Seller and its Affiliates from and against any Losses that Seller or any of its Affiliates suffer as a result of being required to make a payment towards an Unassigned Customer Contract Peabody Obligation Amount to the extent Coaltrade has received a payment and information and documents from Affiliates of Seller in connection therewith as required by this Section 5.12. In addition, Seller shall indemnify and hold harmless Peabody and Buyer from and against any Losses that Peabody or Buyer suffer as a result of being required to make a payment to the Company in respect of a Company Coal Supply Agreement for which the obligation to make such payment was not assigned to Coaltrade in accordance with this Section 5.12(c) and for any Liabilities of Seller relating to an Unassigned Customer Contract other than the Unassigned Customer Contract Peabody Obligation Amount to the extent Coaltrade has received a payment and information and documents from Affiliates of Seller in connection therewith as required by this Section 5.12.

(d) For purposes of this Section 5.12, “Customer Payment” shall mean any and all fees or payments received from a third party under a Customer Contract.

(e) All payments required pursuant to Sections 5.12 (a), (b) and (c) shall be made, by wire transfer of U.S. dollars in immediately available funds to an account notified to the paying party by the recipient party, within three (3) Business Days following the date of a party’s receipt of the Customer Payment that gives rise to the payment obligation under such Section. At the time of payment of any such amount, the party making such payment shall transmit to the party receiving such payment a notice setting forth in reasonable detail the calculation of such payment, together with copies of any invoices or receipts related to such payment, as applicable, and, all accounting information and documents that are required to be provided to the Company under the Company Coal Supply Agreement.

(f) Seller agrees that, without the prior written Consent of Buyer, from and after the Closing Date, Seller will not agree to, and will not permit any of its Affiliates to agree to, any amendment, modification or waiver of any Customer Contracts, any Freight/Insurance Agreements or any coal supply agreement with the Company (including, without limitation, any Company Coal Supply Agreement), insofar as such coal supply agreements with the Company (including, without limitation, the Company Coal Supply Agreements) relate to coal deliverable under any Customer Contracts.

(g) In respect of any payment or other amount owed to any third party in respect of any Agency Agreement that is for the account of Peabody and its Affiliates in accordance with this Section 5.12: (i) in respect of the Commission Agreement, dated June 26, 2000, between RAG Trading Americas Corporation and Mineral Processing & Marketing, Inc., it is agreed and acknowledged that commission amounts payable pursuant thereto are reflected in the Net Back Price (as computed in accordance with applicable purchase orders, which may identify such amounts as “Custom clearance,” under the applicable Company Coal Supply Agreement) and Peabody and its Affiliates shall not be liable for any such amount, and (ii) Peabody or its Affiliates shall not be liable for any such amounts to the extent such amounts exceed (A) US$0.15 per ton of coal sold, in respect of the Agency Agreement, dated May 30, 2000, between RAG Trading GmbH and FLAG SRL and (B) US$0.20 per ton of coal sold, in respect of the Agency Agreement, dated February 2000, between RAG Trading GmbH (RT) and Mr. Felipe Quijano. Each of Seller, on the one hand, and Buyer and Peabody, on the other hand, shall indemnify the other in respect of any and all amounts paid by such party in contravention of this Section 5.12. Nothing in this Agreement shall be deemed to be an assignment, or require the assignment, of any rights or obligations of any Agency Agreement to Peabody or any of its Affiliates.

5.13 US GAAP Audited Financial Statements. Seller, Buyer and Peabody shall cooperate in good faith to procure that the Company’s auditor delivers to Buyer, at Peabody’s expense, as promptly as practicable after the date hereof, audited balance sheets of the Company as at December 31, 2002 and 2003 and the related audited statements of income, shareholders’ equity and cash flows for the twelve-months ended December 31, 2001, 2002 and 2003, prepared in accordance with IFRS or IAS (as set forth therein) and reconciled to United States generally accepted accounting principles or, alternatively, prepared in accordance with US GAAP (the “US GAAP Audited Financial Statements”).

ARTICLE VI

CONDITIONS TO SELLER’S OBLIGATIONS

The obligation of Seller to effect the Closing under this Agreement is subject to the satisfaction, at or prior to the Closing, of each of the following conditions, unless validly waived in writing by Seller.

6.1 Representations and Warranties. The representations and warranties of Peabody and Buyer in this Agreement that are qualified by materiality (including Company Material Adverse Effect qualifiers and dollar thresholds) shall be true and correct in all respects and the representations and warranties of Peabody and Buyer in this Agreement that are not qualified by materiality shall be true and correct in all material respects as of the Closing Date, other than representations and warranties that expressly speak as of a specific date or time (which need only be true and correct in all respects or true and correct in all material respects, as applicable, as of such date or time).

6.2 Performance. Peabody and Buyer shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be so performed or complied with by it at or prior to the Closing.

6.3 Officer’s Certificates. Peabody and Buyer shall have delivered to Seller a certificate, dated as of the Closing Date and executed by an executive officer of Peabody and Buyer, as applicable, certifying to the fulfillment of the conditions specified in Sections 6.1 and 6.2.

6.4 Governmental Approvals. All Governmental Approvals with respect to the transactions contemplated hereby listed on Schedule 6.4 shall have been obtained and all conditions relating to such Governmental Approvals shall have been satisfied.

6.5 Third Party Approvals. All Consents from Persons other than Governmental Authorities (except if otherwise listed on Schedule 6.5) with respect to the transactions contemplated hereby listed on Schedule 6.5 shall have been obtained and be on terms satisfactory to Seller.

6.6 Injunctions. At the Closing there shall not be in effect any Law or Governmental Order which restrains, prohibits or declares illegal the consummation of the transactions contemplated by this Agreement and no Governmental Authority of competent jurisdiction shall have instituted or threatened a Proceeding seeking to impose any such restraint or prohibition.

6.7 Closing Deliveries. Peabody and Buyer shall have delivered, or caused to be delivered, all of the closing deliveries required by Section 2.4(b).

ARTICLE VII

CONDITIONS TO PEABODY’S AND BUYER’S OBLIGATIONS

The obligation of Peabody and Buyer to effect the Closing under this Agreement is subject to the satisfaction, at or prior to the Closing, of each of the following conditions, unless waived in writing by Peabody and Buyer.

7.1 Representations and Warranties. The representations and warranties of Seller in this Agreement that are qualified by materiality (including Company Material Adverse Effect qualifiers and dollar thresholds) shall be true and correct in all respects and the representations and warranties of Seller in this Agreement that are not qualified by materiality shall be true and correct in all material respects as of the Closing Date, other than representations and warranties that expressly speak as of a specific date or time (which need only be true and correct in all respects or true and correct in all material respects, as applicable, as of such date or time) and the representations and warranties contained in Section 3.4 which shall be true and correct in all respects.

7.2 Performance. Seller shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by them at or prior to the Closing.

7.3 Officer’s Certificate. Seller shall have delivered to Peabody and Buyer a certificate, dated as of the Closing Date and executed by an executive officer of Seller, as applicable, certifying to the fulfillment of the conditions specified in Sections 7.1 and 7.2.

7.4 Governmental Approvals. All Governmental Approvals with respect to the transactions contemplated hereby listed on Schedule 7.4 shall have been obtained and all conditions relating to such Governmental Approvals shall have been satisfied.

7.5 Third Party Approvals. All Consents from Persons other than Governmental Authorities (except if otherwise listed on Schedule 7.5) with respect to the transactions contemplated hereby listed on Schedule 7.5, including all agreements, documents and instruments to be executed in connection with such Consents, shall have been obtained, executed and delivered and be on terms satisfactory to Buyer.

7.6 Injunctions. At the Closing there shall not be in effect any Law or Governmental Order which restrains, prohibits or declares illegal the consummation of the transactions contemplated by this Agreement and no Governmental Authority of competent jurisdiction shall have instituted or threatened a Proceeding seeking to impose any such restraint or prohibition.

7.7 Intercompany Accounts; Affiliate Agreements. Except as provided in Sections 5.8 and 5.12, Buyer shall have received evidence, in a form to its satisfaction, that all Intercompany Accounts and Affiliate Agreements shall have been terminated on or prior to the Closing without any liabilities of the Company remaining thereunder.

7.8 Absence of Company Material Adverse Effect. Since December 31, 2003, there shall not have occurred any change, occurrence or development which has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

7.9 Absence of Certain Events in Venezuela. Since the date of this Agreement there shall not have occurred in Venezuela both of (a) any war, armed challenge by any military or paramilitary group to the civilian government, general strike, generalized riots, generalized civil disobedience, breakdown of the constitutional system or closure or cessation of trading in the organized financial markets, and (b) the announcement by the Venezuelan government of the suspension of payments on external debt.

7.10 Equity Ownership. The Owned Shares shall represent an equity interest in the Company equal to at least 25.5% of the total issued and outstanding equity interests (excluding 15,292,597 shares of Class C Stock held in treasury by the Company) of the shareholders of the Company.

7.11 US GAAP Audited Financial Statements. Seller shall have delivered, or shall have caused to be delivered, to Buyer, the US GAAP Audited Financial Statements.

7.12 Closing Deliveries. Seller shall have delivered, or caused to be delivered, all of the closing deliveries required by Section 2.4(a).

ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written Consent of Seller, Peabody and Buyer;

(b) by Seller, on the one hand, or Peabody and Buyer, on the other hand, if the Closing has not occurred on or before August 31, 2004;

(c) by Seller, on the one hand, or Peabody and Buyer, on the other hand, if any of the conditions to such party’s (or parties’) obligations to perform set forth in ARTICLE VI or ARTICLE VII, as applicable, becomes incapable of fulfillment; provided, however, that such party (or parties) may not seek termination pursuant to this Section 8.1(c) if such condition is incapable of fulfillment due to the failure of such party’s (or parties’) seeking to terminate to perform the agreements contained herein required to be performed by such party (or parties) at or before the Closing;

(d) by Seller, on the one hand, or Peabody and Buyer, on the other hand, if the other party (or parties) not seeking to terminate shall have breached or failed to perform in any material respect any of its (or their) representations, warranties, covenants or other agreements contained in this Agreement, and such breach or failure to perform (i) is not cured within thirty (30) days after written notice thereof from the non-breaching party (or parties) or, in the case where the date or period of time specified for performance has lapsed, promptly following written notice thereof from the non-breaching party (or parties) or (ii) is incapable of being cured by the non-terminating party (or parties);

(e) by Seller, on the one hand, or Peabody and Buyer, on the other hand, if any Governmental Authority of competent jurisdiction shall have issued a Governmental Order or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such Governmental Order or other action shall have become final and nonappealable; or

(f) by Peabody and Buyer, effective as of June 30, 2004, if the Consents required from each of Seller and Anglo Coal (Venezuela) Limited (formerly known as Shell Coal (South America) Limited) (“Anglo”) pursuant to Article 9 of the Carbones del Guasare, S.A. Second Amended and Restated Joint Venture Agreement, dated as of March 5, 2001, among Carbones del Zulia, S.A., Seller and Anglo, due to the transfer by Petróleos de Venezuela, S.A. of the shares of its subsidiary Carbones del Zulia, S.A. (“Carbozulia”) to Corporacion de Desarollo de la Region Zuliana (the “Corpozulia Transfer”) have not been obtained on or prior to June 30, 2004.

8.2 Procedure and Effect of Termination. In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to Section 8.1, written notice thereof shall forthwith be given the other party or parties. If this Agreement is terminated and the transactions contemplated by this Agreement are abandoned as provided herein, no party to this Agreement will have any Liability under this Agreement to the other except that nothing herein shall relieve any party from any Liability for any willful breach of any of the representations, warranties, covenants and agreements set forth in this Agreement. The provisions of Article IX shall survive any termination pursuant to Section 8.1.

ARTICLE IX

INDEMNIFICATION

9.1 Indemnification. (a) Indemnification by Seller. Subject to the limitations set forth in this Section 9.1, Seller agrees to indemnify, defend and hold Peabody, Buyer and their respective Affiliates and their respective officers, directors, partners, members, stockholders, employees, agents, representatives, successors and permitted assigns (collectively, the “Buyer Indemnitees”), harmless from and in respect of any and all Losses that they may incur arising out of or related to (i) any inaccuracy of any representation or the breach of any warranty of Seller contained in this Agreement, without regard to materiality qualifiers (including Company Material Adverse Effect and dollar thresholds) (and with respect to Section 3.13, without regard to items listed on Schedule 3.13 (including items listed by cross-reference or otherwise deemed to have been disclosed or listed in accordance with this Agreement) contained therein, (ii) any breach of any covenant, undertaking or other agreement of Seller contained in this Agreement, and (iii) any obligation of Buyer or its Affiliates to return to the Company or any other Person any Distributions received by Seller or its Affiliates prior to the Closing Date.

(b) Indemnification by Peabody and Buyer. Subject to the limitations set forth in this Section 9.1, Peabody and Buyer, jointly and severally, agree to indemnify, defend and hold Seller and its Affiliates and their respective officers, directors, partners, members, stockholders, employees, agents, representatives, successors and permitted assigns (collectively, the “Seller Indemnitees”), harmless from and in respect of any and all Losses that they may incur arising out of or relating to (i) any inaccuracy of any representation or the breach of any warranty of Peabody and Buyer contained in this Agreement, without regard to materiality qualifiers (including Company Material Adverse Effect and dollar thresholds) contained therein and (ii) any breach of any covenant, undertaking or other agreement of Peabody or Buyer contained in this Agreement.

(c) Survival of Representations, Warranties and Indemnities. The several representations, warranties, covenants, undertakings and agreements of the parties contained in or made pursuant to this Agreement or in any instrument delivered pursuant hereto, and the rights of the parties to seek indemnification with respect thereto, shall survive the Closing; provided, however, that, except in respect of any claims for indemnification as to which written notice shall have been duly given to the Indemnifying Party (as hereinafter defined) pursuant to Section 9.1(d) hereof prior to the relevant expiration date set forth below, and subject to the remaining provisions of this Section 9.1(c), such representations, warranties, covenants, undertakings and agreements, and the rights of the parties to seek indemnification with respect thereto, shall expire on the following dates (each, an “Indemnity Termination Date”):

(i) in the case of claims arising out of any inaccuracies in the representations and warranties set forth in Section 3.4, such representations and warranties shall not expire;

(ii) in the case of claims arising under Sections 3.13, 5.1(b)(ix) or 5.3, ninety (90) days after the expiration of the applicable statute of limitations;

(iii) in the case of claims arising out of the breach of any covenants required to be performed after the Closing Date, on the thirtieth (30th) day after the obligations under such covenant shall cease to exist; and

(iv) in the case of all other claims for indemnification arising under this Agreement or under any instrument delivered pursuant hereto, on the second (2nd) anniversary of the Closing Date.

Any claim for indemnification under this Agreement which is made in good faith and in writing prior to the expiration of such claim on the Indemnity Termination Date shall survive such expiration until mutually resolved or otherwise determined hereunder, as applicable, and the Indemnity Termination Date for all purposes hereunder shall automatically be extended with respect to such claim (but not any other claims) until such claim is so mutually resolved or otherwise determined hereunder. Any such claim not so made in writing prior to the expiration of such claim on the relevant Indemnity Termination Date shall be deemed to have been waived. Notwithstanding anything to the contrary in this Section 9.1, no party hereunder shall be entitled to recover under this ARTICLE IX with respect to claims for any inaccuracy or breach of any representations or warranties under Sections 9.1(a)(i) or (b)(i) (but excluding claims for any inaccuracy or breach of the representations and warranties set forth in Sections 3.4 and 3.13) unless and until the total of all claims brought by such party for indemnity or damages with respect to any inaccuracy or breach of any such representations or warranties under Sections 9.1(a)(i) or (b)(i) (but excluding claims for any inaccuracy or breach of the representations and warranties set forth in Sections 3.4 and 3.13) exceeds Four Million Five Hundred Thousand U.S. Dollars (US$4,500,000) and then only for the amount by which such claims for indemnity or damages exceed Four Million Five Hundred U.S. Dollars (US$4,500,000); provided, however, that no party hereunder shall be entitled to recover under this ARTICLE IX with respect to claims for any inaccuracy or breach of any such representations or warranties under Sections 9.1(a)(i) or (b)(i) (but excluding claims for any inaccuracy or breach of the representations and warranties set forth in Sections 3.4 and 3.13) or any breach of any covenants set forth in Section 5.1 (but excluding claims for any breach of the covenants set forth in Section 5.1(b)(ix)), 5.2, 5.4, 5.5, 5.6, 5.10, 5.11 or 5.13 more than Ten Million U.S. Dollars (US$10,000,000), in the aggregate, pursuant to this Section 9.1 or otherwise; provided, further, that no amount shall be payable with respect to claims for any inaccuracy or breach of any representations or warranties under Sections 9.1(a)(i) or (b)(i) (but excluding claims for any inaccuracy or breach of the representations and warranties set forth in Sections 3.4 and 3.13) by an Indemnifying Party pursuant to Sections 9.1(a)(i) or (b)(i) for any inaccuracy or breach of any such representation or warranty resulting in aggregate Losses of less than Five Hundred Thousand U.S. Dollars (US$500,000) with respect to any matter or series of related matters and such Losses shall not be included in calculating the threshold of US$4,500,000 referred to above.

Notwithstanding anything to the contrary in this Agreement: (w) any amount payable by Seller in respect of any Loss shall be reduced by any related insurance recovery received directly by Peabody or Buyer (net of any costs incurred in order to obtain such recovery and the effect of any retrospective rate increase) and by any payments received by Peabody or Buyer from third parties who are not Affiliates of Buyer; (x) if, in the Tax year the Loss occurred (or within the two subsequent Tax years) (the “Benefit Period”), a Tax Benefit is actually realized by the Indemnified Party (or any Affiliate thereof) as a result of such Loss, then promptly after the Indemnified Party (or any Affiliate thereof) files a Tax Return claiming such Loss and realizes that Tax Benefit, the Indemnified Party will pay to the Indemnifying Party the Tax Benefit; provided, however, that such payment will not be made prior to the payment in full for such Loss by the Indemnifying Party; provided, further, to the extent that such Tax Benefit is denied by a Taxing Authority, the Indemnifying Party shall refund to the Indemnified Party the amount of any payments previously made to the Indemnifying Party pursuant to this Section 9.1(c)(x) in respect of such Tax Benefit. Each of Peabody and Buyer shall (and shall cause each of its Affiliates directly controlled by it to) file all Tax Returns, use its reasonable best efforts (which, for the avoidance of any doubt, shall not obligate Peabody, Buyer or any of its Affiliates to commence a legal proceeding or breach a written agreement to which it is a party) and take any action as reasonably necessary to realize all Tax Benefits that may be available during each Benefit Period; (y) the calculation of the amount of any Losses arising out of the breach of more than one representation or warranty shall be determined without duplication or double-counting of the same Loss; and (z) upon payment of any amount pursuant to a claim for indemnification hereunder, the Indemnifying Party (as defined in Section 9.1(d)) shall be subrogated, to the extent of such payment, to all of the rights of recovery of the Indemnified Party (as defined in Section 9.1(d)) against any third party with respect to the matters to which such claim relates.

“Tax Benefit” means any amount by which the tax liability of the Indemnified Party is reduced by reason of claiming a loss, deduction, or credit for Tax Purposes arising from the Loss in respect of which the indemnity payment was made, after giving effect to any Tax detriment to the Indemnified Party arising from the receipt of the indemnification payment with respect to such Loss. For purposes of this Agreement, where the Indemnified Party has other losses, deductions, credits or items available to it, the determination of any Tax Benefit shall be calculated by comparing the Tax liability of the Indemnified Party for such year, computed without regard to any losses, deductions, credits or items relating to the Loss, to the Tax liability for such year of the Indemnified Party after taking into account the losses, deductions, credits or items relating to the Loss. For the avoidance of doubt, no Tax Benefit will be taken to arise if the Indemnified Party does not have a liability for Tax in respect of the taxable period in which the Loss was incurred.

(d) Notice and Opportunity to Defend. (i) If there occurs an event which a party (an “Indemnified Party”) asserts is an indemnifiable event pursuant to Section 9.1(a) or 9.1(b), respectively, the Indemnified Party shall provide the other party obligated to provide indemnification (an “Indemnifying Party”) promptly with written notice thereof, which notice shall describe in reasonable detail the basis for the Indemnified Party’s claim for indemnification. If such event involves (i) any claim or (ii) the commencement of any action or proceeding by a third Person (a “Third Party Claim”), the Indemnified Party will give such Indemnifying Party prompt written notice of such claim or the commencement of such action or proceeding, which notice shall describe in reasonable detail the basis for such claim or action to the extent then known by the Indemnified Party, but the failure to so notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the defense of such indemnifiable event is prejudiced by the Indemnified Party’s failure to give such notice.

(ii) If any Third-Party Claim is against an Indemnified Party and it gives notice to the Indemnifying Party of the assertion of such Third-Party Claim, the Indemnifying Party shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Party is also a Person against whom the Third-Party Claim is made and the Indemnified Party determines in good faith that joint representation would be inappropriate, or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Third-Party Claim, the Indemnifying Party shall not as long as it diligently conducts such defense, be liable to the Indemnified Party under this Article IX for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. If the Indemnifying Party assumes the defense of a Third-Party Claim, (i) such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification; (ii) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Party without the Indemnified Party’s Consent unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (iii) the Indemnified Party shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its Consent. If notice is given to an Indemnifying Party of the assertion of any Third-Party Claim and the Indemnifying Party does not, within ten days after the Indemnified Party’s notice is given, give notice to the Indemnified Party of its election to assume the defense of such Third-Party Claim, the Indemnifying Party will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Party.

(iii) Notwithstanding any of the foregoing in this Section 9.1(d), if an Indemnified Party determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such Third-Party Claim, but the Indemnifying Party will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its Consent (which may not be unreasonably withheld).

(iv) With respect to any Third-Party Claim subject to indemnification under this Article IX: (i) both the Indemnified Party and the Indemnifying Party, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claims and any related Proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

(e) Other Damages. Notwithstanding any other provision of this Agreement to the contrary, no Indemnifying Party shall be liable to an Indemnified Party for any consequential or punitive damages. For purposes of this paragraph, consequential and punitive damages do not include out-of-pocket Losses incurred by an Indemnified Party and resulting from a Third Party Claim.

9.2 Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by Buyer and Seller as an adjustment to the Purchase Price.

ARTICLE X

MISCELLANEOUS

10.1 Fees and Expenses. Except as otherwise provided in this Agreement (including, without limitation, Section 5.3), Seller, on the one hand, and Peabody and Buyer, on the other hand, shall bear their own expenses and the expenses of their respective Affiliates in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement. Seller, on one hand, and Peabody and Buyer, on the other hand, shall bear the fees and expenses of any broker or finder retained by such party and their respective Affiliates in connection with the transactions contemplated by this Agreement.

10.2 Governing Law. This Agreement shall be construed under and governed by the Laws of the State of New York.

10.3 Amendment. This Agreement may not be amended, modified or supplemented except upon the execution and delivery of a written agreement that specifically references this Agreement and is executed by all of the parties hereto.

10.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written Consent of the other parties; provided that either Seller or Buyer may assign any of its rights and obligations under this Agreement to one or more of their respective Affiliates and cause such Affiliate to perform such party’s obligations hereunder. Notwithstanding the foregoing, no assignment by either of Seller or Buyer to any of their respective Affiliates shall in any way affect such party’s rights or relieve such party of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and permitted assigns, and is not intended to confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder.

10.5 Waiver. Any of the terms or conditions of this Agreement which may be lawfully waived may be waived in writing at any time by each party which is entitled to the benefits thereof. Any waiver of any of the provisions of this Agreement by any party hereto shall be binding only if set forth in an instrument in writing signed on behalf of such party. No failure to enforce any provision of this Agreement shall be deemed to or shall constitute a waiver of such provision and no waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

10.6 Notices. (a) Any notice, demand, or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if (i) personally delivered, (ii) sent by a internationally recognized overnight courier service to the recipient at the address below indicated, (iii) sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) successfully transmitted by facsimile with confirmation of receipt:

If to Peabody or Buyer:

Peabody Energy Corporation

Attention: Jeffery L. Klinger

701 Market Street

Suite 700

St. Louis, MO 63101-1826

Telephone No. 314-342-7790

Fax No. 314-342-3419

With a copy to:

Simpson Thacher & Bartlett LLP

Attention: D. Rhett Brandon

Caroline B. Gottschalk

425 Lexington Avenue

New York, NY 10017

Telephone No. 212-455-2000

Fax No. 212-455-2502

If to Seller:

RAG Coal International AG

Attention: Wolf-Dieter Battenschlag

Rellinghauser Straße-11

45117 Essen

Telephone No. 49-201-177-01

Fax No. 49-201-177-3475

With a copy to:

Coudert Brothers LLP

Attention: Anthony Williams

Brian E. McGunigle

1114 Avenue of the Americas

New York, NY 10036

Telephone No. 212-626-4400

Fax No. 212-626-4120

or to such other address as any party hereto may, from time to time, designate in a written notice given in like manner, provided, however, that any notice of change of address or facsimile number shall be effective only upon receipt.

(b) Except as otherwise provided herein, any notice under this Agreement will be deemed to have been given (x) on the date such notice is personally delivered or delivered by facsimile, (y) the next succeeding Business Day after the date such notice is delivered to the overnight courier service if sent by overnight courier, or (z) five (5) Business Days after the date such notice is sent by registered or certified mail; provided that in each case notices received after 4:00 p.m. (local time of the recipient) shall be deemed to have been duly given on the next Business Day.

10.7 Complete Agreement. This Agreement, the Schedules, the Confidentiality Agreement referred to in Section 5.10(f), the Letter Agreement regarding confidentiality referred to in Section 5.10(f) and the other documents and writings referred to herein or delivered pursuant hereto contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

10.8 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

10.9 Publicity. Seller, Peabody and Buyer will consult with each other and will mutually agree upon any publication or press release of any nature with respect to this Agreement or the transactions contemplated hereby and shall not issue any such publication or press release prior to such consultation and agreement except as may be required by Law or by obligations pursuant to any listing agreement with any securities exchange or any securities exchange regulation, in which case the party proposing to issue such publication or press release shall make all reasonable efforts to consult with the other party before issuing any such publication or press release.

10.10 Headings. The headings table of contents and index contained in this Agreement are for reference only and shall not affect in any way the meaning or interpretation of this Agreement.

10.11 Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

10.12 Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person or corporation, other than the parties hereto and their permitted successors or assigns, any rights or remedies under or by reason of this Agreement.

10.13 Consent to Jurisdiction; Waiver of Jury Trial. Each of the parties expressly and irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the borough of Manhattan in the City of New York, or if such court does not have jurisdiction, the Supreme Court of the State of New York, New York County, for the purposes of any Proceeding arising out of this Agreement or any transaction contemplated hereby. Each party hereby waives the right to any other jurisdiction or venue for any litigation arising out of or in connection with this Agreement or the transactions contemplated hereby to which any of them may be entitled by reason of its present or future domicile. Each of the parties further agrees that service of any process, summons, notice or document to such party’s respective address listed above in one of the manners set forth in Section 10.6 shall be deemed in every respect effective service of process in any such Proceeding, and waives any objection it might otherwise have to service of process under Law. Nothing herein shall affect the right of any Person to serve process in any other manner permitted by Law. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the United States District Court for the Southern District of New York or (b) the Supreme Court of the State of New York, New York County, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum. The parties hereto hereby irrevocably and unconditionally waive trial by jury in any Proceeding relating to this Agreement or any other agreement entered into in connection therewith and for any counterclaim with respect thereto.

10.14 Specific Performance. (a) With respect to Sections 2.3, 5.7(b) and 5.10 each of the parties hereto acknowledges and agrees that in the event of any breach of such provisions, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law with respect to such provisions and (b) shall be entitled, in addition to any other remedy to which they may be entitled at law or inequity, to compel specific performance of such provisions.

(b) Notwithstanding anything to the contrary contained herein, the parties hereto agree not to make any claim to the remedy of rescission with respect to this Agreement except to the extent that a claim for rescission is based on fraud, fraudulent inducement, bad faith or willful misconduct.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officer, in each case as of the date first above written.

RAG COAL INTERNATIONAL AG

By:

Name:
Title:

By:

Name:
Title:

PEABODY ENERGY CORPORATION

By:

Name:
Title:

BTU INTERNATIONAL B.V.

By:

Name:

Title: